                                                                    EXHIBIT 10.6

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           BTL SPECIALTY RESINS CORP.
                             A DELAWARE CORPORATION

                                   AS SELLER

                                      AND

                              JLM CHEMICALS, INC.
                             A DELAWARE CORPORATION

                                    AS BUYER


                        PROVIDING FOR THE ACQUISITION OF

                                      THE

                    BTL BLUE ISLAND (ILLINOIS) PHENOL PLANT


                               DATED JUNE 8, 1995

                               TABLE OF CONTENTS

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RECITALS..................................................................   1

PROVISIONS................................................................   1

 1.   DEFINITIONS.........................................................   1
       1.1    "Accounts Receivable".......................................   1
       1.2    "Additional Assets".........................................   1
       1.3    "Assumed Liabilities".......................................   2
       1.4    "Boiler Lease"..............................................   2
       1.5    "Business"..................................................   2
       1.6    "Business Records"..........................................   2
       1.8    "Closing Date"..............................................   2
       1.9    "Contracts".................................................   3
       1.10   "Disposed Assets"...........................................   3
       1.11   "Easements".................................................   3
       1.12   "Effective Date"............................................   3
       1.13   "Effective Date Assets".....................................   3
       1.14   "Equipment".................................................   4
       1.15   "ERISA".....................................................   4
       1.17   "Final Inventory"...........................................   4
       1.18   "Furnishings and Fixtures"..................................   4
       1.19   "Improvements"..............................................   4
       1.20   "Intangible Property".......................................   4
       1.21   "Interim Period"............................................   4
       1.22   "Inventory".................................................   5
       1.23   "Leases"....................................................   5
       1.24   "Lien"......................................................   5
       1.25   "Net Interim Operating Income"..............................   5
       1.26   "PBGC"......................................................   5
       1.27   "Permits"...................................................   5
       1.28   "Plan"......................................................   5
       1.29   "Plant Employees"...........................................   5
       1.30   "Plant Supplies"............................................   5
       1.31   "Premises"..................................................   5
       1.32   "Prepayments"...............................................   5
       1.33   "Pro Forma Financial Statements"............................   6
       1.34   "Purchased Assets"..........................................   6
       1.35   "Rolling Stock".............................................   6
       1.36   "Safety Laws"...............................................   6
       1.37   "Survey"....................................................   6
       1.38   "Union".....................................................   6
       1.39   "Union Contract"............................................   6
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                                        (i)
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       1.40   "Vehicles"..................................................    6

 2.   PURCHASE AND SALE OF ASSETS.........................................    6
       2.1    Assets and Business to be Transferred.......................    6
       2.2    Purchase Price..............................................    7
       2.3    Buyer's Cash Payment........................................    7
       2.4    Determination of Cash Due at Closing........................    9
       2.5    Unaudited Closing Date Financial Statements.................   10
       2.6    Conduct of Review...........................................   10
       2.7    Basis for Preparation.......................................   11
       2.8    Review Dispute..............................................   11
       2.9    Final Payment...............................................   11
       2.10   Allocation of Purchase Price................................   11
       2.11   Sales and Other Taxes.......................................   12
       2.12   Assumption of Obligations...................................   12
       2.13   Liabilities Not Assumed.....................................   13

 3.   GENERAL REPRESENTATIONS AND WARRANTIES OF THE SELLER................   14
       3.1    Organization, Authority and Standing........................   14
       3.2    Authorization...............................................   14
       3.3    Subsidiaries................................................   15
       3.4    Operations and Assets.......................................   15
       3.5    Permits.....................................................   15
       3.6    Sole Owner..................................................   15
       3.7    Books and Records...........................................   15
       3.8    Financial Condition.........................................   15
       3.9    Absence of Undisclosed Liabilities..........................   15
       3.10   Taxes.......................................................   16
       3.11   Required Governmental Consents..............................   16
       3.12   Required Contract Consents..................................   16
       3.13   Underlying Documents........................................   17
       3.14   [Intentionally Omitted].....................................   17
       3.15   Compliance with Laws and Regulations........................   17
       3.16   Litigation and Claims.......................................   17
       3.17   Plant Production............................................   17
       3.18   Insurance...................................................   17
       3.19   Officer, Director, Shareholder Interests....................   17
       3.20   Title to Real Property......................................   18
       3.21   Condition of Premises.......................................   18
       3.22   List of Equipment, Vehicles, and other Tangible Assets......   18
       3.23   Condition of Equipment, Etc.................................   18
       3.24   List of Leases and Easements................................   19
       3.25   Status of Contracts, Easements and Leases...................   19
       3.26   Intangible Property.........................................   20
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                                       (ii)
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       3.27   Accounts Receivable.........................................  20
       3.28   Title to Personal Property..................................  20
       3.29   Employees...................................................  20
       3.30   Employee Remuneration.......................................  20
       3.31   Employee Contracts..........................................  20
       3.32   Employment Practices........................................  21
       3.33   Employee Benefit Plans......................................  21
       3.34   Ability to Continue Business................................  23

 4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................  23
       4.1    Organization, Authority and Standing........................  23
       4.2    Authorization...............................................  23
       4.3    Required Governmental Consents..............................  24
       4.4    Required Contract Consents..................................  24
       4.5    Effect of Agreement.........................................  24
       4.6    Litigation..................................................  24
       4.7    WARN Act....................................................  24

 5.   ACCESS TO INFORMATION; CONFIDENTIALITY..............................  25
       5.1    Access......................................................  25
       5.2    Confidentiality Obligation of Buyer.........................  25
       5.3    Confidentiality Obligation of Seller Following Closing......  25
       5.4    Permitted Disclosures.......................................  26
       5.5    Scope of Confidential Information...........................  26

 6.   PRECLOSING COVENANTS OF THE SELLER..................................  27
       6.1    Conduct of Business Pending the Closing.....................  27
       6.2    Preparation of Exhibits and Schedules.......................  29
       6.3    Notice of Certain Adverse Changes, Defaults or Claims.......  29
       6.4    Implementation of Representations and Warranties............  29
       6.5    Third Party Consents........................................  29
       6.6    Assistance in Transferring Assets and Business..............  29
       6.7    Survey and Title Commitment.................................  29
       6.8    Certain Tax Notices.........................................  29

 7.   PRECLOSING COVENANTS OF THE BUYER...................................  29
       7.1    Implementation of Representations and Warranties............  29
       7.2    Third Party Consents........................................  30

 8.   AGREEMENTS REGARDING PLANT EMPLOYEES................................  30
       8.1    Employment Offers...........................................  30
       8.2    Redundancy..................................................  30
       8.3    Special Arrangement.........................................  31
       8.4    Assumption of Hourly Plan...................................  31
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                                       (iii)
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       8.5    Buyer's Employee Benefit Plans..............................  31
       8.6    HMO Contract................................................  32
       8.7    Transfer of Salaried Plan Account Balances..................  32
       8.8    Welfare Benefit Continuation................................  32

 9.   CONDITIONS TO SELLER'S OBLIGATIONS..................................  33
       9.1    Representations and Warranties; Performance.................  33
       9.2    Litigation..................................................  33
       9.3    Consents....................................................  34
       9.4    Hart-Scott-Rodino...........................................  34
       9.5    Opinion of the Buyer's Counsel..............................  34

10.   CONDITIONS TO BUYER'S OBLIGATIONS...................................  34
      10.1    Representations and Warranties; Performance.................  34
      10.2    Investigations..............................................  34
      10.3    Consents; Permits...........................................  34
      10.4    Litigation..................................................  35
      10.5    No Material Adverse Change; Risk of Loss....................  35
      10.6    Opinion of Seller's Counsel.................................  35
      10.7    Employment of Mr. Kimball...................................  35
      10.8    Consents, Estoppels, Lien Releases..........................  35
      10.9    Survey......................................................  35
      10.10   Title Commitment............................................  36
      10.11   Financing Condition.........................................  36
      10.12   Hart-Scott-Rodino...........................................  36

11.   CLOSING.............................................................  36
      11.1    Closing Date................................................  36
      11.2    Actions at Closing..........................................  37
      11.3    Exhibit Amendments..........................................  37
      11.4    Instruments of Conveyance and Transfer......................  37
      11.5    Payment and Assumption......................................  38
      11.6    Books and Records...........................................  38
      11.7    Other Documents.............................................  39
      11.8    Further Assurances of the Seller............................  39
      11.9    Further Assurances of the Buyer.............................  39
      11.10   State Filings...............................................  39

12.   ENVIRONMENTAL MATTERS...............................................  39
      12.1    Definitions.................................................  39
      12.2    Buyer's Agreement Regarding Accepted Environmental
              Conditions..................................................  42
      12.3    Additional Seller Representations...........................  43
      12.4    Environmental Indemnifications..............................  43
      12.5    Resin-related Materials.....................................  44
      12.6    AMS Tower...................................................  44
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                                       (iv)
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13.   AGREEMENT NOT TO COMPETE; POST-CLOSING INSURANCE....................  45
      13.1    Agreement Not to Compete....................................  45
      13.2    Post-Closing Liability Insurance............................  45

14.   REMOVAL OF PHENOL FORMALDEHYDE REACTOR..............................  45
      14.1    Removal of Phenol Formaldehyde Reactor......................  45

15.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; GENERAL
      INDEMNIFICATION.....................................................  45
      15.1    Survival....................................................  45
      15.2    General Indemnification by Seller...........................  46
      15.3    General Indemnification by Buyer............................  46
      15.4    Notice of Claim.............................................  47
      15.5    Defense.....................................................  47
      15.7    Remedies....................................................  48

16.   TERMINATION AND ABANDONMENT.........................................  48
      16.1    Termination by the Seller...................................  48
      16.2    Termination by the Buyer....................................  48
      16.3    Mutual Consent..............................................  48
      16.4    Effect of Termination.......................................  48

17.   MISCELLANEOUS PROVISIONS............................................  48
      17.1    Expenses....................................................  48
      17.2    Brokers.....................................................  48
      17.3    Agency......................................................  49
      17.4    Notices.....................................................  49
      17.5    Headings....................................................  49
      17.6    Counterparts................................................  50
      17.7    Binding Nature..............................................  50
      17.8    Waiver......................................................  50
      17.9    Entire Agreement............................................  50
      17.10   Good Faith..................................................  50
      17.11   Applicable Law..............................................  50
      17.12   Severability................................................  50
      17.13   Rules of Construction.......................................  50

                                        (v)

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into on the 8th day of June, 1995, by and between BTL Specialty Resins Corp., a Delaware corporation (the "Seller"), and JLM Chemicals, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS

     The Seller is engaged in the business of the production and sale of phenol, acetone and certain byproduct chemicals, operating a plant located at Blue Island, Illinois, and is the owner of the assets used in such business or arising from the operation of the business as provided herein. The Buyer wishes to purchase such assets, and the Seller wishes to sell such assets, and transfer certain liabilities, to the Buyer. Accordingly, the parties, intending to be legally bound, agree as follows.

                                   PROVISIONS

1.  DEFINITIONS

     When used in this Agreement, the following capitalized terms are used with the meanings set forth in this Section 1.

     1.1 "Accounts Receivable" means all amounts owed to the Seller arising from the sale of Inventory, the performance of any obligations by the Seller under any Contracts, Easements or Leases, or otherwise arising from the operation of the Business during the Interim Period, and the full benefit of all security therefor.

     1.2 "Additional Assets" means the following arising from the operation of the Business during the Interim Period:

          (a) all of the additional Contracts;

          (b) all of the additional Easements;

          (c) all of the additional Equipment;

          (d) all of the additional Furnishings and Fixtures;

          (e) all of the additional Intangible Property;

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          (f) all of the additional Plant Supplies;

          (g) all of the additional Inventory;

          (h) all of the additional Prepayments;

          (i) all of the additional Records;

          (j) all of the additional Vehicles and Rolling Stock.

     1.3  "Assumed Liabilities" is defined in Section 2.12.

     1.4 "Boiler Lease" means the lease relating to the leased boiler house and related equipment located at the Premises between Seller and Indeck Power Equipment Co., dated January 4, 1993.

     1.5 "Business" means the business of producing phenol, acetone and byproducts of phenol production now carried on by the Seller at the Premises. The Business does not include the production of resins (a discontinued product line), except to the extent that the Purchased Assets include certain Improvements, Equipment and materials formerly used in resin production. However, the Purchased Assets do not include Resin Materials as defined in
Section 12.

     1.6 "Business Records" means all records relating exclusively to the Purchased Assets and the operation of the Business by the Buyer, including customer lists, vendor files, personnel records (including all files relating to employee grievances and actions taken with respect thereto, and files relating to employment applications, but excluding any records and files the disclosure of which would violate any applicable law, statute, regulation, rule, order or decree), all records pertaining to prior Union Contract negotiations and any disputes with the Union, telephone numbers, credit files, forms, all of the Seller's records relating exclusively to the Purchased Assets and to purchases and sales of Inventory made by the Seller from the Effective Date, all records relating to prior inspections under or compliance with Safety Laws at the Premises, all assessments of environmental conditions at the Premises or any Release of Hazardous Materials at the Premises, all records pertaining to the generation, storage or disposal of Hazardous Materials on or from the Premises, all records pertaining to compliance with all Environmental Laws at the Premises, all architectural, engineering and construction drawings and specifications pertaining to the Premises and Improvements, all records pertaining to the purchase of (or lease of) any Equipment, Vehicles, Rolling Stock or Furnishings and Fixtures and records relating to the maintenance and repair thereof, records pertaining to safety systems at the Premises and all records relating exclusively to or useful for the performance of any Assumed Liability.

     1.7 "Clark Tanks" means the propylene/propane storage tank and the two benzene storage tanks, located on property leased from Clark Oil & Refining Corporation pursuant to a lease dated September 16, 1985, and related pipes and other property leased to the Seller under such lease.

     1.8  "Closing Date" means the date determined in accordance with Section
11.1.

     1.9 "Contracts" means all of the Seller's right to and interest in (i) the contracts identified on Exhibit 1.9, (ii) the Contracts referred to in Section
3.25 not identified on Exhibit 1.9, and (iii) any of the contracts relating exclusively to the Business that are not required to be disclosed in Exhibit
3.26 or are entered into by the Seller during the Interim Period in conformance with Section 6.1, and all rights and powers related thereto.

     1.10 "Disposed Assets" means any of the Effective Date Assets or Additional Assets that have been used, consumed or sold by the Seller during the Interim Period.

     1.11 "Easements" means all of the Seller's right to and interest in all agreements relating to the Premises, access thereto, use thereof, the provision of utilities, communications or transportation facilities, and all agreements relating to the use of properties of others for the benefit of the Premises or its owner, including shared loading or other facilities, including those identified on Exhibit 1.11, plus any of the foregoing types of agreements entered into by the Seller in the conduct of the Business during the Interim Period.

     1.12  "Effective Date" means 5:00 p.m., Illinois time, on March 31, 1995.

     1.13 "Effective Date Assets" means all of the following as they existed on the Effective Date:

          (a) the Contracts;

          (b) the Easements;

          (c) the Equipment;

          (d) the Furnishings and Fixtures;

          (e) the Intangible Property;

          (f) the Inventory;

          (g) the Leases;

          (h) the Plant Supplies;

          (i) the Premises;

          (j) the Prepayments;

          (k) the Records; and

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

          (l) the Vehicles and Rolling Stock.

     1.14 "Equipment" means the machinery and equipment, tools, spare parts and accessories owned or leased by the Seller and used exclusively in connection with the Business, which includes all the property on the Premises owned or leased by the Seller, except for the Excluded Assets, plus any of the foregoing types of property acquired by the Seller in the conduct of the Business during the Interim Period. Excluded from the Equipment and the Purchased Assets is one 3,000 gallon phenol formaldehyde reactor located in the building formerly used in resin production on the Premises, together with all parts and equipment required exclusively for the operation of such reactor.

     1.15 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued pursuant thereto.

     1.16  "Excluded Assets" is defined in Section 2.1(b).

     1.17  "Final Inventory" means the Inventory existing on the Closing Date.

     1.18 "Furnishings and Fixtures" means furniture, office furnishings, personalty deemed affixed to any Improvements and miscellaneous property owned by the Seller located at the Premises, plus any such types of property acquired by the Seller in the conduct of the Business during the Interim Period.

     1.19 "Improvements" means all plant, buildings, structures, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) owned or leased by the Seller situate on the Premises or forming part thereof, including all of the foregoing shown on the Survey.

     1.20 "Intangible Property" means all right, title and interest of the Seller in and to:

          (a) the inventions, trade secrets, licenses, processes and technology of or relating exclusively to the Business described in Exhibit 1.20 hereto, except trademarks or service marks and logos (and the goodwill related thereto);

          (b) all other contract rights, causes in action, inchoate rights and other intangible property used in or relating exclusively to the Business, including all rights with respect to, and all proceeds of claims made with respect to, business interruption insurance covering operations affected by the explosion and fire at the Clark chemical facility adjacent to the Premises (such claim being for approximately $139,000.00); and

          (c) any of the foregoing types of property acquired or created by the Seller in the conduct of the Business during the Interim Period.

     1.21 "Interim Period" means the period from the Effective Date through the Closing Date.

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

     1.22 "Inventory" means the inventories of the Business including all feedstock and other raw materials, work in progress, finished goods and other property classified by the Seller as inventory of the Business.

     1.23 "Leases" means all of the Seller's right to and interest in the leases of personal or real property identified on Exhibit 1.23.

     1.24 "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law, or otherwise, or any other encumbrance or claim.

     1.25 "Net Interim Operating Income" means the earnings from operations based on an accrual basis of accounting and using regular operating and accounting records and procedures attributable to Business during the Interim Period, plus (i) extraordinary operating expenses, including the Seller's expenses under Section 12.5 and 12.6 if otherwise deductible as an expense, (ii) any payments of the types prohibited by Section 6, (iii) interest, real property taxes or provisions therefor, depreciation and amortization, and (iv) any reserves (for doubtful accounts receivable or otherwise).

     1.26 "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

     1.27 "Permits" means all governmental approvals, permits, licenses or authorizations necessary to own or use the Purchased Assets or to operate the Business.

     1.28  [Intentionally Omitted]

     1.29 "Plant Employees" means the people identified on Exhibit 1.29 and anyone hired as an employee at the Plant during the Interim Period in accordance with Section 6.

     1.30 "Plant Supplies" means all materials, supplies or commodities of any type used in the Business, not otherwise specified elsewhere in this agreement, including fuel owned by the Seller and lubricants, office supplies, etc., plus any of such property acquired by the Seller in the conduct of the Business during the Interim Period.

     1.31 "Premises" means the lands and premises owned by the Seller together with the easements and rights appurtenant thereto as described in Exhibit 1.31 (subject to modification by the Survey, which shall be the description used in the deed), and the real property leased by the Seller from Clark Oil & Refining Corporation, referred to in Section 1.7.

     1.32 "Prepayments" means prepaid expenses or deposits under any of the Contracts, Easements, or Leases, except as expressly stated on Exhibit 2.1(b).

     1.33 "Pro Forma Financial Statements" means the financial statements of the Business prepared by Ernst & Young, for the years 1992, 1993 and 1994, and the review report of Ernst & Young on such financial statements.

     1.34 "Purchased Assets" means the Effective Date Assets and the Additional Assets, other than the Disposed Assets, but excluding the Resin Materials as defined in Section 12.

     1.35 "Rolling Stock" means railroad equipment leased by the Seller, plus any other railroad equipment acquired by the Seller in the conduct of the Business during the interim period.

     1.36 "Safety Laws" means the Occupational Safety and Health Act of 1970, as amended, and regulations promulgated with respect thereto and any applicable state or local law or ordinance relating to worker or workplace safety.

     1.37  "Survey" means the survey identified in Section 10.9.

     1.38  "Union" means the Clark Oil Refinery Independent Union.

     1.39 "Union Contract" means the agreement between the Seller and the Union effective from November 1, 1992 through October 31, 1995.

     1.40 "Vehicles" means the trucks, cars and other vehicles owned or leased exclusively by the Seller and identified in Exhibit 1.40, plus any of the foregoing types of property acquired by the Seller in the course of conduct of the Business during the Interim Period.

     1.41 "Zeolite Catalyst Contract" means the UOP Q-Max Process Catalyst Engineering Design Agreement dated November 21, 1994, along with the related Q-Max Process License Agreement and Cumene Specification Guarantee Agreement.

2.  PURCHASE AND SALE OF ASSETS

     2.1  Assets and Business to be Transferred.

          (a) Subject to the terms and conditions of this Agreement, Seller agrees to sell and transfer, convey, assign and deliver to Buyer and Buyer agrees to purchase on the Closing Date, all of the Purchased Assets. EXCEPT AS PROVIDED IN SECTION 12, THE PURCHASED ASSETS OTHER THAN INVENTORY ARE TO BE SOLD "AS IS". SELLER WILL MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OR QUALITY OF SUCH PURCHASED ASSETS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          (b) Notwithstanding anything in this Agreement to the contrary, specifically excluded from the Purchased Assets are the following assets of the Business (collectively, the "Excluded Assets"):

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

             (i) all cash, short term investments and cash equivalents (with the exception of petty cash of the Business);

             (ii) all insurance policies and any rights thereunder except for the business interruption insurance claim referred to in Section 1.20;

             (iii) security bonds;

             (iv) all prepaid expenses, advances or deposits to the extent relating to any of the Excluded Assets or any of the Excluded Liabilities;

             (v) all retained Business Records;

             (vi) any assets of any Employee Benefit Plan (as defined in Section 3.33), except for the assets under the BTL Specialty Resins Corp. Retirement Plan (the "Salaried Plan") with respect to Transferred Employees (as defined in Section 8.1), the contract between Seller and Blue Cross/Blue Shield of Illinois identified as "HMO Illinois a Blue Cross HMO" GP-16-1-1 HCSC and the contract between Seller and Blue Cross/Blue Shield of Illinois identified as "DentaCap" (collectively, the "HMO Contract") and the assets under the BTL Specialty Resins Corp. Blue Island Hourly Retirement Plan (the "Hourly Plan");

             (vii) all refunds, credits or overpayments with respect to taxes paid or accrued by the Seller and all other payments or deposits made by the Seller in respect of taxes in excess of the amount of the Seller's liability therefor;

             (viii) all rights to the "BTL" name;

             (ix) all receivables of the Business, including the Accounts Receivable;

             (x) any other assets set forth as "Excluded Assets" in Exhibit 2.1(b).

     2.2 Purchase Price. In full consideration for the purchase of the Purchased Assets, and subject to the terms and conditions of this Agreement, the Buyer will pay the purchase price, consisting of a cash payment as determined under this Section 2 and the assumption of the Assumed Liabilities.

     2.3  Buyer's Cash Payment.

          (a) The cash portion of the Purchase Price will be composed of (i) a base payment as determined under Section 2.3(b) (the "Base Payment"), plus
     (ii) the interest specified in Section 2.3(c). The sum of the Base Payment plus such interest is the "Cash Payment".

          (b) The Base Payment shall be $19,583,000.00 adjusted for allocations or prorations of taxes and fees required by this Agreement, and further adjusted as follows:

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

             (i) the payment will be increased by the value of all Inventory in the Final Inventory above $1,250,000.00;

             (ii) the payment will be increased by all Boiler Lease payments made by the Seller since the Effective Date;

             (iii) the payment will be increased by the amount of salary and benefits paid or payable by the Seller (or its affiliate) to Wilfred J. Kimball and John Terry Michie for the Interim Period;

             (iv) the payment will be increased by the amount of any capital expenditures made by Seller after the Effective Date relating to the fixed assets of the Business other than the expenses referred to in
        Section 2.12(b)(4);

             (v) the payment will be decreased by an amount equal to the Net Interim Operating Income;

             (vi) the payment will be decreased by the amount of the Boiler Lease principal obligation in excess of $1,167,000.00 as of the Effective Date;

             (vii) the payment will be decreased by the amount of $26,750.00 to reflect a retirement benefit payable to one of the Plant Employees under the Union Contract, for which Buyer requires a purchase price credit.

          (c) The Buyer agrees to pay the following additional interest payments, subject to final determination in accordance with this Section:

             (i) interest on the Base Payment at an annual rate equal to 5.76% calculated for the number of days in the Interim Period; and

             (ii) interest on the Average Daily Working Capital at an annual rate equal to the announced "prime rate" of Midlantic National Bank plus 2%, calculated for the number of days in the Interim Period. For this Purpose, "Average Daily Working Capital" means an amount equal to (A) the sum of (1) the daily average of Accounts Receivable outstanding on each day of the Interim Period and (2) the average value of Inventory existing on each day of the Interim Period, less (B) the average amount of accounts payable pertaining to the Business outstanding on each day of the Interim Period.

          (d) The Seller shall collect all Accounts Receivable included in the calculation of Net Interim Operating Income and, subject to this subsection, shall retain all such proceeds. However, the credit risk will remain with the Buyer and the Buyer will remit to the Seller on request the amount of such Accounts Receivable not collected by the Seller by the expiration of 60 days after the Closing Date, at which time the Seller shall assign to the Buyer all such Accounts Receivable. After the assignment to the Buyer, all proceeds of Accounts Receivable subsequently collected by the Seller shall be remitted daily to the Buyer unless the Buyer agrees to a less frequent remittance. The Seller shall not compromise any Account Receivable or take any action to collect any Account Receivable (such as notification to or demand of the account debtor) without the consent of the Buyer. At the request of the Buyer the Seller will report from time to time as to the amount of collections. With respect to payments by parties obligated to both the Seller for pre-Effective Date accounts and to the Buyer for Interim Period accounts, the Seller will apply payments received to the invoice or charge specified in connection with the payment (if none is specified, payments will be applied to invoices or other amounts owed on the basis of age, with oldest paid first).

     2.4  Determination of Cash Due at Closing.

          (a) Seller and Buyer shall jointly monitor, record, and compile the results of operations and the changes in the composition and condition of the assets and liabilities of the Business arising during the Interim Period. Prior to Closing, Seller and Buyer shall prepare a statement showing a preliminary calculation of the Cash Payment, including the Net Interim Operating Income and the amount of all other adjustments necessary for a determination of the Cash Payment. For purposes of this Agreement, the statements so prepared shall be referred to as the "Preliminary Price Statement." The Preliminary Price Statement shall be prepared using accounting principles and practices that are consistent with those used in the preparation of the Pro Forma Financial Statements, except that the determination of Net Interim Operating Income and the value of the Final Inventory shall be subject to any specific requirements set forth in this Agreement.

          (b) In the valuation of the Final Inventory, the following principles and procedures of valuation shall apply:

             (i) The physical inventory will be taken jointly by the representatives of Buyer and Seller and will commence as close to the Closing Date as possible and continue for such number of business days as is necessary to conduct the physical inventories to determine the Final Inventory;

             (ii) All inventories of raw materials and finished goods shall be valued as of the Closing Date on the basis of the lower of the Seller's costs or the current fair market value. Seller's cost shall be determined as follows:

                (1) the cost of raw material inventory (benzene, propylene and purchased cumene) shall be calculated at Seller's actual cost on a first-in, first-out basis; and

                (2) the cost of finished goods shall be Seller's standard cost associated with the manufacture of such inventories, as adjusted for actual raw material prices as determined under Section 2.4(b)(ii)(1), above.

             (iii) Fair market value shall be determined for the purposes of this subsection by good faith negotiation between the parties at the time of the physical inventory. If the parties fail to agree upon a fair market value for any item by such negotiation, the fair market value shall be the purchase or sales price received for such category of Inventory in the last significant bona fide arm's length purchase or sale of such type of Inventory, subject to an appropriate deduction for
        (i) any raw materials that do not meet the Seller's usual requirements and (ii) any finished goods that do not meet the Seller's standard quality specifications, including the disposal cost of nonusable Inventory and the cost of reprocessing below-standard finished goods in order to make them marketable in the ordinary course.

          (c) A dispute regarding the Preliminary Price Statement may not serve as a basis for delaying or avoiding Closing. If the parties cannot agree, the Seller shall prepare the statement for the purpose of determining the preliminary Cash Payment to be made at the Closing.

          (d) The amount of the preliminary Cash Payment as shown on the Preliminary Price Statement, and as adjusted for prorations and allocations required by this Agreement, will be paid by the Buyer to the Seller at Closing by wire transfer to an account designated by the Seller.

     2.5 Unaudited Closing Date Financial Statements. As soon as practicable following Closing (and, in any event, within 30 days after the Closing Date), the Buyer and the Seller shall update the Preliminary Price Statement to reflect amounts not previously reflected therein as of the Closing Date. For purposes of this Agreement, such statement shall be referred to as the "Unaudited Closing Date Statement." The Unaudited Closing Date Statement shall be prepared using accounting principles and practices that are consistent with those used in the preparation of the Preliminary Price Statement.

     2.6 Conduct of Review. If either party has a bona fide dispute regarding the accuracy of the Unaudited Closing Date Statement and requests an accountants' review, the Buyer shall cause Deloitte & Touche and the Seller shall cause Ernst & Young to conduct a joint review of the Unaudited Closing Date Statement and to make any corrections necessary to reflect the final amount of the Cash Payment. The Seller and the Buyer shall be responsible for the fees and expenses of their respective accountants. The accountants shall make such adjustments to the Unaudited Closing Date Statement as appropriate so that they can issue a joint report (based on standards consistent with a review of financial statements) setting forth the Cash Payment and the calculation thereof determined in conformity with this Agreement. Such report and any notes thereto are collectively referred to herein as the "Accountants' Closing Date Statement." If the accountants agree, the Accountants' Closing Date Statement shall be final and binding. If the accountants cannot agree on such financial statements, each shall advise the Buyer and the Seller and shall prepare its own statements and explanation thereof and each shall specifically enumerate points of disagreement between the accounting firms and the factual or accounting grounds for the position adopted by such firm.

     2.7 Basis for Preparation. In the preparation of the Preliminary Price Statement, the Unaudited Closing Date Statement and the Accountants' Closing Date Statement, no item shall be excluded for lack of materiality.

     2.8  Review Dispute.

          (a) Parties' Attempt to Resolve. If the Cash Payment is not determined finally under Section 2.6, the Buyer and Seller shall seek in good faith, for a period of 10 business days following delivery of the separate statements of the accountants pursuant to Section 2.6, to resolve the disagreement. If the parties are unable to resolve the differences during the 10-day period, the parties shall submit the unresolved matters for the review of another independent accounting firm of recognized national standing (the "Accounting Referee").

          (b) Resolution by Accounting Referee. The review by the Accounting Referee shall be limited to such items as were addressed in the accountants' statements under Section 2.6 that have not been resolved by the parties. Subject to that limitation, the parties shall cause the Accounting Referee to review as promptly as practicable the Closing Date Statement submitted by each accounting firm, and such other information as the Accounting Referee shall require and to make such corrections thereto as it deems appropriate consistent with the terms of this Agreement. The Closing Date Statement as approved by the Accounting Referee shall be the statements upon which the final calculation of the Cash Payment shall be made. The expenses of the Accounting Referee shall be evenly divided between Buyer and Seller. The determination of the Accounting Referee shall be final and binding on the parties. The agreement of the parties with respect to referral to the Accounting Referee constitutes an agreement for binding arbitration under the Illinois Uniform Arbitration Act, 710 I.L.C.S. sec. 5/1 et seq., and the duty to refer to the Accounting Referee, as well as to comply with the decision of the Accounting Referee, shall be enforceable as a binding arbitration agreement and finding of an arbitrator under the rules applicable to arbitrations governed by that statute. All procedures for such referral and the scope of the issues to be arbitrated, however, are as provided in this Agreement.

     2.9 Final Payment. Once the final amount of the Cash Payment has been determined, the Buyer or the Seller, as applicable, will pay the amount of any adjustment owed within five business days of such final determination. Any additional amount owed to the Seller, or to be refunded by the Seller to the Buyer, shall include interest on such amount for the period from the Closing Date to the date of payment at an annual rate of 5.76%. Such payment may be made by wire transfer or by check in immediately available funds.

     2.10 Allocation of Purchase Price. The purchase price for the Purchased Assets shall be allocated for all federal and state tax purposes (including, but not limited to, income, excise, sales, use, personal property, real property and transfer taxes) among the Purchased Assets as set forth in Exhibit 2.10 (with a final adjustment to be made in connection with, and included in, the final purchase price statement). This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended.
The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 and the regulations thereunder. The allocation shall be adjusted to reflect the final Cash Payment and subsequently shall be adjusted only if and to the extent necessary to comply with such requirements. The Buyer and the Seller agree that they will not take, or permit any affiliated person to take, for income tax purposes, any position that is inconsistent with such allocation.

     2.11 Sales and Other Taxes. All transfer, sales, excise, use and other taxes, imposed on or collectible by taxing or other authorities of the State of Illinois or its political subdivision by reason of the transfer of the Purchased Assets or arising out of the consummation of the Closing shall be paid by the Seller except for the transfer tax payable in connection with recordation of the deed to the owned Premises. All recording or registration fees are the responsibility of the Buyer except for fees for recording Lien releases delivered by Seller, which Seller shall pay.

     2.12 Assumption of Obligations. At and after the Closing, Buyer shall assume and agree to pay or perform only the liabilities and obligations of Seller that arise out of the Business or the Purchased Assets and are expressly identified in this Section 2.12 or are represented by any other express covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement (the "Assumed Liabilities"). Subject to the express exclusions set forth in Section 2.13, the Assumed Liabilities shall consist of the following liabilities of the Business whether known or unknown, contingent or otherwise:

          (a) (Property Taxes). The purchase price assumes that Seller's remaining unpaid liability for 1994 state or local property taxes on the Purchased Assets is approximately $353,000.00 (which the Seller represents to be the fact), and that the liability for property taxes on the Purchased Assets for 1995, based on the 1994 tax bill, will be approximately $705,608.00. Liability for 1995 property taxes shall be apportioned as of the Effective Date, and Buyer shall assume the obligation to pay the remaining balance of 1994 taxes owed. If, when the actual 1995 tax bill is issued, the Seller's portion of 1995 taxes for the period prior to the Effective Date exceeds $177,000.00, such excess shall be paid to Buyer by Seller. If the tax bill for 1995 is less, the Buyer will pay the difference to the Seller.

          (b) (Contracts). All payment and performance obligations under the Contracts (including the Union Contract), the Easements, the Permits and the Leases, to the extent they arise from the conduct of the Business during the Interim Period or thereafter will be assumed by the Buyer, except (as to any of the foregoing types of liabilities) (i) liability for the payment of obligations included in the calculation of Net Interim Operating Income, (ii) an obligation the existence or amount of which also constitutes a breach of representation by the Seller in this Agreement, and
     (iii) an obligation attributable to (1) any breach or default by Seller under any of the Contracts, Easements or Leases on or before the Closing Date, (2) any liability or obligation incurred during the Interim Period in violation of Section 6 to the extent that the Buyer does not receive property or services of substantially equivalent value in respect of such liability or obligation, (3) any Buyer Indemnified Environmental Liability (defined in Section 12), or (4) the obligations to make the payments of $108,000.00 and $213,000.00 under Sections 1.1a and 1.1b of the Zeolite Catalyst Contract.

          (c) (Environmental). The Buyer will assume the Accepted Remediation Obligations pursuant and subject to Section 12.

          (d) (Employee Benefits). The obligations described in Section 8 with respect to each Employee Benefit Plan (as defined in Section 3.33), including the Hourly Plan, the accounts of Transferred Employees under the Salaried Plan, and the HMO Contract, each as identified on Exhibit 3.33, for periods after the Closing Date, will be assumed by the Buyer. Notwithstanding anything in Section 8, Buyer will, as of the closing date, cover under Buyer's long-term disability insurance plan all of Seller's salaried Plant Employees who accept employment by Buyer pursuant to Section 8.

     2.13 Liabilities Not Assumed. For illustration, and without expanding the limitation of Section 2.12, the Buyer shall not assume or be responsible for any of the following liabilities or obligations expressly identified in this Section
2.13 (the "Excluded Liabilities"):

          (a) (Nonenumerated Liabilities). Any liability or obligation of Seller of any kind, known or unknown, contingent or otherwise, not either enumerated as an Assumed Liability in Section 2.12 or resulting from any other express covenant, agreement, or indemnity of the Buyer in this Agreement or the other agreements and instruments to be executed and delivered by the Buyer in connection with Agreement.

          (b) (Taxes). Any liability or obligation of Seller for federal, state, or local income, franchise, excise, sales or use (to the extent arising from the transfer of the Purchased Assets or from transactions before the Closing Date), or recapture taxes, assessments, and penalties, whether arising out of the transactions contemplated by this Agreement or otherwise, and any obligations for unemployment insurance contributions pertaining to the period before the Effective Date.

          (c) (Violations of Law). Except for the Accepted Remediation Obligations under Section 12 any liability or obligation resulting from violations of any applicable laws or regulations by Seller prior to the Closing Date or infringement of third-party rights or interests.

          (d) (Employee Liabilities). Any employee liabilities relating to present and past employees of the Business with respect to Seller's Employee Benefit Plans established or existing on or prior to Closing Date (regardless of whether such liabilities are accrued or payable at Closing, and whether such liabilities are actual or contingent), including (i) through (vi) below, but excluding employee benefit plan liabilities expressly assumed by Buyer pursuant to Section 8:

             (i) any liability or obligation for workers' compensation with respect to injuries occurring (or exposure to hazardous substances occurring) prior to the Closing Date;

             (ii) except for the retirement benefit referred to in Section 2.3(b)(vii), any current or future liabilities to employees of Seller retiring on or before Closing, and to their dependents;

             (iii) except as provided by Section 8 or Section 2.12(d), any current or future liabilities for benefits that have been accrued or earned by any employees associated with the Business on or before the Closing Date under any Seller pension plans attributable to service on or prior to the Closing Date;

             (iv) any current or future liabilities for claims incurred prior to the Closing Date with respect to any employees associated with the Business under any welfare or disability plans of Seller established or existing at or prior to the Closing Date, regardless of when filed with Buyer, Seller, or the claims administrator for any such plan, except with respect to claims relating to the HMO Contract;

             (v) any retrospective premium or pension, savings, thrift, or profit-sharing plan contribution relating to any employees associated with the Business incurred or accrued on or prior to the Closing Date, regardless of when invoiced or recorded;

             (vi) provided the Buyer has complied with its obligations under
        Section 8 regarding employees of the Seller, any monetary liability for severance payments that arise at any time in favor of any of Seller's employees under any Seller Employee Benefit Plan, with respect to service with Seller prior to the Closing Date.

          (e) (Product Liability). Any liability or obligation for product liability or warranty claims or damage claims arising out of defects in or failures of any product or material of Seller or the Business provided, distributed, licensed, or delivered prior to the Effective Date.

          (f) (Litigation). Any liability or obligation (other than the Accepted Remediation Obligations under Section 12) associated with any of the assets of the Seller and any litigation pending or threatened against Seller or the Purchased Assets.

          (g) (Zeolite Catalyst Contract). Any liability for amounts due under Sections 1.1a or 1.1b of the Zeolite Catalyst Contract.

3.   GENERAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrant to the Buyer as set forth below.

     3.1 Organization, Authority and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full power and authority to own and maintain its properties and to carry on the Business now conducted. The Seller is duly qualified to do business and in good standing in Illinois and each state or jurisdiction in which the operation of the Business or the location of the Purchased Assets makes such qualifications necessary except where the failure to be so qualified or in good standing would not have a material adverse effect on the Business.

     3.2 Authorization. The Seller has full corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement and all documents or transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by and on behalf of the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy laws and similar laws affecting creditors' rights generally or by general principles of equity.

     3.3 Subsidiaries. The Seller does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity other than BTLSR Toledo, Inc. No stock or other equity interest in BTLSR Toledo, Inc. is included in the Purchased Assets.

     3.4 Operations and Assets. The material operations of the Business are carried on at and the location of the tangible Purchased Assets is, Blue Island, Illinois.

     3.5 Permits. The Seller holds all material Permits requisite for the conduct of the Business and the ownership and use of the Purchased Assets. All material Permits held by Seller are set forth in Exhibit 3.5. Except as set forth in Exhibit 3.5 the Seller has not received from any governmental authority any notice of noncompliance with, breach of or violation of any Permit. The Seller, to the best of its knowledge, after reasonable inquiry, has complied in all material respects with conditions or requirements of each Permit.

     3.6 Sole Owner. The current owners of all equity securities of the Seller, beneficially and of record are Resin Holdings, Inc., and The Prudential Insurance Company of America.

     3.7 Books and Records. All material financial transactions of the Business have been, and during the Interim Period will be, duly recorded in the Seller's books and records, which have been maintained in accordance with good business practice. The Business Records contain all material records used by the Seller in the conduct of the Business.

     3.8 Financial Condition. The Pro Forma Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Business (as a separate going concern) as at the dates, and for each period, reported on. There have been no material adverse changes affecting the Business since December 31, 1994.

     3.9 Absence of Undisclosed Liabilities. Except as disclosed in Exhibit 3.9, the Seller has incurred no material liability or obligation, either accrued, absolute, contingent or otherwise to be included in the Assumed Liabilities arising from operation of the Business other than (i) those arising in the ordinary course of business in usual amounts, both individually and in the aggregate, for the Business; or (ii) obligations (of kinds not reflected on balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles) under the

Contracts, Leases or Easements. The Seller represents that to its knowledge after due inquiry there are no material modifications to any material written Contract, Lease or Easement that would be implied or arise from course of performance, conduct or otherwise that have not been disclosed to the Buyer.

     3.10  Taxes.

          (a) The Seller has duly filed with the appropriate United States, state, local and foreign governmental agencies, all tax returns and reports, and unemployment insurance contributions and reports, required to be filed and has paid all taxes, interest, penalties, assessments or deficiencies, if any, or amounts required to be withheld from any employee, due to, or claimed to be due by, any taxing authority that could result in a Lien on any Purchased Asset or cause the Buyer to be liable for such payments, other than (i) transfer or excise taxes due by reason of the transactions contemplated hereunder (to be paid in accordance with Section 2.11) or, (ii) property taxes on the Purchased Assets which are not delinquent.

          (b) The Seller has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes applicable to the Business or the Purchased Assets that could impose any Lien on any Purchased Asset or other such taxes.

          (c) The Seller is not a party to any pending action or proceeding, nor, to the best of its knowledge, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no material claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against the Seller. No material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Seller's tax returns, business or properties which has not been settled or resolved.

     3.11 Required Governmental Consents. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to be complied with prior to Closing; (ii) the filing and/or recording of deeds and other instruments of conveyance, transfer, or assignment required by federal copyright, patent, or trademark laws or the laws of the states in which the Purchased Assets are located, to occur upon Closing; and (iii) the further exceptions set forth in Exhibit 3.11 (the foregoing items being referred to herein as the "Seller's Required Government Consents"), no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, federal, state, or local governmental authorities is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller, or the consummation by Seller of the transactions contemplated hereby or thereby.

     3.12 Required Contract Consents. Except for the Seller's required Governmental Consents or as set forth in Exhibit 3.12 (such scheduled items being referred to herein as the "Seller's Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for (i) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby; (ii) the transfer and assignment to Buyer at Closing of the Purchased Assets or the assumption by the Buyer of the Assumed Liabilities, or (iii) the ownership and use of the Purchased Assets and the conduct of the Business (including by Buyer).

     3.13 Underlying Documents. All underlying documents listed or described in any Exhibit have been made available to the Buyer. All such documents constitute true and complete copies and there are no material written amendments or modifications thereto that have not been disclosed to the Buyer. All documents referred to in the amended Exhibits delivered to the Seller pursuant to Section 6.2 will constitute true and complete copies, and there will be no amendments or modifications thereto, whether written, oral or to be implied by course of conduct.

     3.14  [Intentionally Omitted.]

     3.15 Compliance with Laws and Regulations. The Seller has not received any notice of violation, and to its knowledge after due inquiry is not in violation of any applicable federal, state or local statute, law, rule or regulation with respect to or affecting the conduct of the Business or the ownership or operation of the Purchased Assets, except to the extent that non-compliance would not have a material adverse effect on the operations or properties of the Business (as a separate going concern) or the ownership or operation of the Purchased Assets by the Buyer after the Closing Date and except for communications relating to the designation as Hazardous Waste of the distillation bottom tars from the production of phenol and acetone from cumene at the premises. The Seller is not presently subject to any order, injunction or decree issued by any governmental body, agency, authority or court relating to the Business other than matters of general application to persons conducting businesses similar to the Business.

     3.16 Litigation and Claims. There are no claims, actions, suits, investigations or proceedings pending or threatened against or affecting the Business, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely would have a material adverse effect on the Business (as a separate going concern) following the Closing Date.

     3.17 Plant Production. Exhibit 3.17 states the production of the Business in pounds since December 31, 1994.

     3.18 Insurance. Exhibit 3.18 identifies all material policies of insurance applicable to the Purchased Assets or the business, and any material bond, letter of credit or other financial assurance agreement relating to any Contract, Lease or Easement, whether issued on behalf of or for the benefit of the Seller. To the Seller's knowledge there has been no material default in the payment of premiums on any such policy, and there is no reasonably foreseeable ground for cancellation or avoidance of any such policy or for reduction of the coverage provided thereby. Such insurance policies adequately insure the Seller against all risks customarily insured against by persons or corporations engaged in businesses similar to those of the Seller, except for deductibles or self-insured limits reflected on Exhibit 3.18.

     3.19 Officer, Director, Shareholder Interests. Except as otherwise disclosed in Exhibit 3.19, no officer or director of the Seller or any affiliate of the Seller has any substantial financial interest, direct or indirect, in any supplier, customer, lessor or lessee of the Seller, or in any other party to a Lease, Easement or a material Contract, or has in his possession any material property or asset belonging to the Seller, to the extent that the foregoing apply to the Business or the Purchased Assets.

     3.20 Title to Real Property. The Premises, parcels under the Lease identified in Section 1.7, and the Easements constitute all the real property and interests therein or related thereto, or rights to property of others, material to the operation of the Business as currently conducted. No additional real property or interests therein, utility, access, right of way, put-through, tolling, service or other agreements are necessary for the conduct of the Business as presently operated. The Seller owns and has good and marketable title in fee simple to the Premises (including all Improvements) other than Improvements and realty leased under the Lease referred to in Section 1.7 (Clark Tanks), as to which Seller has a good and marketable leasehold interest to each leased parcel and related Improvements, free and clear of all Liens or other encumbrances or claims except (i) Liens of creditors to be released in connection with the Closing, and easements, rights-of-way, restrictions, grants or licenses of record, including those set forth on Exhibit 1.11 or Exhibit 3.20, (ii) other encumbrances appearing in the title insurance policy delivered pursuant to this Agreement, provided that the foregoing do not individually or in the aggregate materially impair the use or value of the property subject thereto or interfere with the operation of the Business and otherwise are acceptable to Buyer; (iii) imperfections of title, if any, which individually or in the aggregate do not materially impair the use of the property subject thereto or interfere with the operation of the Business; and (iv) liens for 1994 or 1995 property taxes (items (i) through (iv), other than creditor Liens to be released, being the "Permitted Encumbrances"). All Easements are identified on
Exhibit 1.11 and are free of all Liens other than Permitted Encumbrances.

     3.21 Condition of Premises. The Improvements and the present use thereof constitute legal conforming structures and uses under the applicable building, zoning and land use ordinances, except that the benzene storage tanks referred to in Section 1.7 constitute a legal nonconforming use that would terminate if such tanks are destroyed, replaced or removed The Premises and Improvements, and their use in the Business, are not to Seller's knowledge in material breach of any statute, zoning or use ordinance, building or fire code regulation, covenant, restriction or plan. All repairs or additions to the Improvements have to Seller's knowledge been performed in conformance to all applicable building, zoning, pollution control, safety and land use regulations, except where nonconformance would not have a material adverse effect on the operations of the Business or the condition of the Premises. The Seller has not received any notice of violation or orders of compliance issued by any authority having jurisdiction under building, fire, pollution control, safety, health or land use requiring any repairs, work, changes or additions to be made in or about any part of Improvements or Clark Tanks that would reasonably be expected to have a material adverse effect on the operations of the Business or the condition of the Premises.

     3.22  List of Equipment, Vehicles, and other Tangible Assets.  Exhibits
1.37 (Rolling Stock) and 1.42 (Vehicles) set forth, and as amended by the Seller as of the Closing Date with respect to acquisitions or dispositions of such assets during the Interim Period will set forth, true and complete lists describing and specifying the identity of all Rolling Stock and all Vehicles.

     3.23 Condition of Equipment, Etc. The tangible Purchased Assets are in substantially the same condition as they were at December 31, 1994, customary wear and tear excepted.

     3.24  List of Leases and Easements.  Except for the Leases listed in
Exhibit 1.23 the Seller is not a party to any lease of material personal property used in the Business, as lessor or lessee.

     3.25  Status of Contracts, Easements and Leases.

          (a) As used in this Section, the terms "contract" and "agreement" mean and include every contract, agreement and commitment, whether written or oral. Exhibit 1.9 contains to the Seller's knowledge a full and complete list (except for contracts involving obligations of the Seller under the dollar amount indicated in clause (i) below) of each material executory contract or agreement to which the Seller is a party, or by which it is bound in any respect, relating exclusively to the Business, including:

             (i) contracts or agreements for the purchase, sale, lease or other acquisition or disposition of equipment, goods, materials, research and development, supplies, studies, site assessments, or capital assets, for the use of any transportation or dock facilities (or relating to access to loading and unloading facilities) or for the receipt or performance of services, involving the Business or the purchase, sale or shipment of Inventory, in any case involving more than $10,000;

             (ii) contracts or agreements for the joint performance of work or services with other parties, and all other joint venture or teaming agreements involving more than $5,000 or of more than 1 year in duration;

             (iii) license agreements (as licensor or licensee) of any computer software or computer products, patents, or other intellectual property included in the Purchased Assets involving more than $5,000 or of more than 1 year in duration;

             (iv) non-disclosure agreements, proprietary invention agreements or other contracts or agreements with employees or contractors formerly or currently involved with the Business relating (1) to the confidentiality of any intellectual property of the Seller pertaining to the Business, or (2) the Seller's rights with respect to any such property developed by any of its employees, contractors, servants or agents involving more than $5,000 or of more than 1 year in duration;

             (v) contracts or agreements with agents, brokers, consignees, sales representatives or distributors, involving the Business or the purchase or sale of Inventory involving more than $5,000 or of more than 1 year in duration; and

             (vi) powers of attorney or similar authorizations granted to third parties involving the Business or the purchase or sale of Inventory.

          (b) Each of the Contracts, Easements and Leases included in the Purchased Assets or the Assumed Liabilities are in good standing and in full force and effect. The Seller has not breached and, to the Seller's knowledge, no other party has breached, any material term thereof. All material obligations owed by or to Seller for the payment of money under any Contract, Easement or Lease have been paid and no material prepayments thereof by any party have been made except as identified in Exhibit 1.9.
     Exhibit 1.9 identifies any material security deposit, escrow or similar fund held by Seller under any Contract, Easement, or Lease that Seller under any circumstance would have to return to any other party, or would have to credit against payments due or to be due to Seller by any party. Any security deposit, escrow, prepayment or similar fund or credit held by another party that is subject to refund to or credit to the benefit of Seller relating to the Business is included in the Purchased Assets and is identified on Exhibit 1.9.

     3.26 Intangible Property. Exhibit 1.20 correctly describes all of the Intangible Property, which constitutes all of the intangible property related to the Business that is owned, licensed, possessed, used or held by the Seller (or any affiliate of the Seller) in or for the conduct of the Business. To the Seller's knowledge: (i) the Seller owns sufficient interest in and to the Intangible Property to enable it to conduct the Business as presently conducted;
(ii) none of the Seller's rights in, to or with respect to Intangible Property is being infringed by others in any material respect; and (iii) the conduct of the Business and the use by Seller of the Intangible Property does not infringe in any material respect any patent, trademark, or, to the knowledge of the Seller, any copyright, trade secret, trade name or commercial name or other intellectual property rights of third parties. No claim of infringement has been made or threatened against Seller (or any affiliate of Seller) to such effect.

     3.27 Accounts Receivable. During the Interim Period, the Seller has not extended credit other than in accordance with its customary purchase credit practices. Seller has no reason to believe that Accounts Receivable are not collectible in full in the ordinary course.

     3.28 Title to Personal Property. On the Closing Date, the Seller will own and have good and marketable title to all of the personal property included in the Purchased Assets free and clear of all Liens, other encumbrances or claims. The Seller is not a party to any conditional sale or other title retention agreement relating to any of the Purchased Assets. None of the personalty included in the Purchased Assets is subject to any Lien except the liens of creditors that are to be released in connection with the Closing.

     3.29 Employees. Exhibit 1.29 states the name, title or category, date of hire, and rate of remuneration of each Plant Employee. All accrued vacation allowance, sick leave or other absence allowance credits, vacation pay or sick pay due to the Plant Employees is listed on Exhibit 1.29.

     3.30 Employee Remuneration. Since the Effective Date, no payments have been made or authorized to employees of the Business except at regular rates of remuneration, and no bonus or increase in remuneration has been authorized or put into effect.

     3.31 Employee Contracts. Except as disclosed in Exhibit 3.31 the Seller is not a party, bound by or aware of any written employment contract or collective agreement relating to any employees of the Business and is not aware of any current labor relations problems except those referred to in Exhibit
3.31. Except as disclosed in Exhibit 3.33, there is no agreement or practice with respect to the Business relating to the payment of any management, consulting, independent contractor or other fee or bonus.

     3.32 Employment Practices. The Business has been conducted in all material respects in accordance with all applicable labor laws and, to the Seller's knowledge there are no unfair labor practice or discrimination complaints pending based on or under the laws of the United States of America, the State of Illinois or the provisions of ERISA.

     3.33  Employee Benefit Plans.

          (a) Definitions.  As used in this Section 3.33:

             (i) "Affiliated Entity" means any corporation, trade or business (whether or not incorporated) that is, along with the Seller, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001(a)(14) of ERISA, or which, with the Seller, is treated as a single employer under the Code or ERISA;

             (ii) "Employee Benefit Plan" means any plan, program, policy, or arrangement, sponsored or maintained by the Seller or an Affiliated Entity and covering one or more Employees, or one or more former employees of Seller with respect to the Business, other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. The term "Employee Benefit Plan" includes any employee welfare benefit plan within the meaning of
        Section 3(1) of ERISA and any employee pension benefit plan within the meaning of Section 3(2) of ERISA, provided, however, that, except as otherwise specifically provided, such term does not include any plan to which more than one employer (treating Seller and each Affiliated Entity as a single employer) is required to contribute and which is maintained pursuant to one or more collective bargaining agreements; and

             (iii) "Employee" means any person employed by Seller at the Closing Date with respect to the Business. Any person who has ceased employment with Seller before the Closing Date shall not be an Employee for purposes of this Section, even if such person has rights under an Employee Benefit Plan as a result of service with Seller.

          (b) Identification of Plans. Exhibit 3.33 includes a complete list of all Employee Benefit Plans. Each Employee Benefit Plan providing benefits funded through a policy of insurance is so indicated by the word "insured".

          (c) Claims Against Employee Benefit Plans. No action, suit or claim (other than routine claims for benefits) has been filed or to the knowledge of Seller, is threatened against the Hourly Plan, or against the Salaried Plan with respect to the Employees and, to the knowledge of Seller, there is no basis for any such action, suit or claim.

          (d) Prohibited Transactions. The Seller has not engaged in any prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA with respect to the Hourly Plan or the Salaried Plan that could be expected to subject the trustee of such plan to any material tax or penalty imposed under Section 4975(a) of the Code or Section 502(i) of ERISA.

          (e) Plan Documents. Seller has made available to Buyer a true, correct and complete copy of each instrument constituting a part of the Hourly Plan and Salaried Plan and a summary of each other Employee Benefit Plan. With respect to the Hourly Plan and Salaried Plan, such documents include, without limitation, plan documents, benefit schedules, insurance contracts, trusts and other funding vehicles, summary plan descriptions, summaries of material modifications and similar instruments setting forth the provisions of such plan. As to the Hourly Plan, Seller has delivered to Buyer the most recent annual financial report with respect to such plan. Such financial report is an accurate description of the financial status of the Hourly Plan as of the date thereof, and to the knowledge of Seller there have been no material adverse changes in the financial status of such plan since the date of the most recent report provided for such plan.

          (f) Plan Provision Changes. The documents described in the preceding subsection and made available to Buyer describe all currently effective benefits and all benefits that Seller or any Affiliated Entity has undertaken to provide in the future. Neither Seller nor any Affiliate Entity has made any written or oral, implied or express representations that are inconsistent with the terms of the documents described in the preceding subsection.

          (g) Qualified Status of Certain Plans. With respect to each of the Hourly Plan and Salaried Plan, the IRS has issued favorable determination letters to such plans to the effect that the forms of such plans satisfy the requirements of Code Section 401(a) and for all years subsequent to the establishment of such Plans and up to the Closing Date, such plans, in form and operation, satisfy in all respects the qualification requirements of Code Section 401(a) (except for any required amendments for which the remedial amendment period, as defined in Section 401(b) of the Code, has not expired with respect to such plan and for which there would be no material increase in cost of administration if adopted), and no action that has been taken or not taken with respect to such plans subsequent to such date has had or is reasonably expected to have any adverse impact on the continued qualification of such plans through the Closing Date. The IRS has not revoked any letter of determination to which reference is made above, nor has the IRS threatened any such revocation.

          (h) Liens. Neither Seller nor any Affiliated Entity is subject to a requirement to provide security under Section 401(a)(29) of the Code, nor is any Purchased Asset subject to a lien by reason of the provisions of
     Section 412(n) of the Code.

          (i) Administrative Agency Matters. Except as identified in Exhibit 3.33, there is not, to the knowledge of Seller, any investigation, proceeding, administrative review or other administrative agency process pending or threatened that could reasonably be expected to result in the imposition on Buyer of any penalty or other assessment in connection with any of the Employee Benefit Plans identified in Exhibit 3.33.

          (j) Title IV Contingent Employer Liability.  Except as identified in
     Exhibit 3.33, with respect to the Business, neither Seller nor any Affiliated Entity presently maintains one or more defined benefit pension plans which are not multiemployer plans, as defined in Section 3(37) of ERISA, but which are subject to the provisions of Title IV of ERISA.

          (k) Plan Withdrawal/Termination Liability. Neither Seller nor any Affiliated Entity is a party to any multiemployer plan, as defined in
     Section 3(37) of ERISA or has any liability with respect to a multi-employer plan that could be expected to become a liability of Buyer.

          (l) General Compliance with Applicable Law. The Hourly Plan and Salaried Plan have been maintained, operated and funded in a manner which is in compliance with all Laws applicable thereto including but not limited to any and all requirements with respect to reporting and disclosure, except to the extent that noncompliance does not result in any liability to Buyer with respect to periods ending on or prior to the Closing Date.

          (m) Retiree Health Benefits. The Seller is not obligated to provide health insurance or benefits, or otherwise to pay for medical care costs, of any retired Plant Employee or his or her dependents, other than Seller's obligations under the federal Consolidated Omnibus Budget Reconciliation Act or applicable State Law.

     3.34 Ability to Continue Business. The Purchased Assets constitute substantially all of the property used in the Business by the Seller. The Purchased Assets are adequate for the conduct of the Business as conducted by the Seller as of and since December 31, 1994. The Purchased Assets include all proprietary rights (except trademarks, service marks and logos), trade secrets, and other tangible or intangible properties or assets used exclusively in connection with the Business.


4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller, as set forth below.

     4.1 Organization, Authority and Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own or acquire the purchased assets and to perform its obligations under this Agreement. On or before the Closing, the Buyer will be duly qualified to transact business in the State of Illinois, and each state or jurisdiction in which the operation of the Business or the location of the Purchased Assets make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Business.

      4.2 Authorization. The Buyer has the corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement and all documents or transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy laws and similar laws affecting creditors' rights generally or by general principles of equity.

      4.3 Required Governmental Consents. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to be complied with prior to Closing; (ii) the filing and/or recording of deeds and other instruments of conveyance, transfer, or assignment required by federal copyright, patent, or trademark laws or the laws of the states in which the Purchased Assets are located, to occur upon Closing; (iii) recordations necessary in connection with security given for acquisition financing to be obtained by the Buyer; and (iv) the assignment of the Permits or the acquisition by the Buyer of similar Permits for the operation of the Business after the Closing (the foregoing items being referred to herein as the "Buyer's Required Government Consents"), no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, federal, state, or local governmental authorities is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by the Buyer, or the consummation by the Buyer of the transactions contemplated hereby or thereby.

      4.4 Required Contract Consents. Except for the Buyer's Required Government Consents or as set forth in Exhibit 4.4 (such scheduled items being referred to herein as the "Buyer's Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for (i) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by the Buyer of the transactions contemplated hereby, or (ii) the assumption by the Buyer of the Assumed Liabilities.

      4.5 Effect of Agreement. Except as provided in Sections 4.3 or 4.4, the execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions herein contemplated, will not (i) result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, applicable to the Buyer, (ii) result in a breach of the terms of, or constitute a default under or violation of, any provision of the Certificate of Incorporation or Bylaws of the Buyer, or any agreement or instrument to which the Buyer is a party or by which it is bound or to which it is subject.

     4.6 Litigation. There are no claims, actions, suits investigations or proceedings pending or, to the Buyer's knowledge, threatened (i) against the Buyer or any of its affiliates that is reasonably likely to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither the Buyer nor any of its affiliates is subject to any outstanding order, ruling, judgment or decree that would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

     4.7 WARN Act. The Buyer represents that it does not currently contemplate a termination of operations at the Premises or a mass lay-off of Plant Employees, or termination of Plant Employees that in the aggregate would constitute a mass lay-off of Plant Employees under the federal Worker Adjustment and Retraining Act, within one year following the Closing.

5.   ACCESS TO INFORMATION; CONFIDENTIALITY

     5.1 Access. Between the date hereof and the Closing Date, the Seller shall afford representatives of the Buyer (and the Buyer's proposed lender) reasonable access during regular business hours and upon reasonable notice to the Premises and offices of the Business, the personnel and representatives (including independent accountants) of the Business and to the financial, contractual and other records of the Business, including all contracts, deeds and other documents in the possession or control of the Seller relating to the Business or the Purchased Assets, appropriate to enable the Buyer to investigate the affairs of the Business. The Seller shall to the extent permitted by law furnish to the Buyer or its authorized representatives such information with respect to the Business and the Purchased Assets as the Buyer may reasonably request, but no such investigation shall prejudice the rights of the Buyer under this Agreement or enlarge or add to the representations and warranties herein of the Seller. However, the Buyer shall not contact the Seller's accountants, attorneys (other than McMillan Binch and Kirkland & Ellis), bankers, suppliers or customers without the consent of the Seller, which consent shall not be unreasonably withheld.

     5.2  Confidentiality Obligation of Buyer.

          (a) Until Closing (and, if this Agreement is terminated for any reason, forever thereafter), Buyer shall hold in strict confidence, not disclose to any person without the prior written consent of Seller, and not use in any manner except in connection with the transactions contemplated hereby, any confidential information obtained from Seller in connection with the transactions contemplated hereby. Buyer shall use its best efforts to cause agents, advisors and lenders, to observe the nondisclosure and use restrictions under this Section. This obligation shall cease to apply to Buyer upon the occurrence of the Closing.

          (b) If this Agreement terminates prior to Closing for any reason, the Buyer shall return to the Seller all materials in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof, or shall certify to the Seller that all such materials not delivered have been destroyed.

     5.3 Confidentiality Obligation of Seller Following Closing. Following the Closing, the Seller shall hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential information remaining in its possession concerning the Business, except as required for the preparation or filing of tax returns, financial statements or other governmentally mandated filings or disclosures. The Seller shall use its best efforts to cause its agents to observe the nondisclosure and use restrictions of this Section. Such confidential information specifically includes the terms of this Agreement and the transactions consummated in connection with it, as well as the terms and conditions for Inventory purchases and sales under the Contracts. In connection with or promptly following Closing, the Seller shall surrender to Buyer all materials remaining in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof (other than original records or copies of records retained by the Seller under Section 11.6). The Buyer shall provide to the Seller or make available (for copying at the Seller's expense) such Business Records as the Seller shall request for use in preparing any tax return that relates to the Seller in connection with the Business.

     5.4 Permitted Disclosures. Notwithstanding Sections 5.2 and 5.3, either party may disclose confidential information (i) where necessary to any regulatory authorities or governmental agencies pursuant to requirements of law or legal process or (ii) if required by court order or decree. With regard to such disclosure (and subject to the Seller's obligations under Section 5.6) the disclosing party agrees to give proper notice of any demand or request for disclosure, so that the other party will have an opportunity to protect its interests.

     5.5 Scope of Confidential Information. For purposes of this Agreement, information shall not be deemed confidential (i) if such information is or becomes available from public sources, is or becomes generally known in the trade or is determined not to be confidential in a final adjudication not subject to appeal; (ii) if such information is received from a third party not under an obligation to keep such information confidential; or (iii) if the recipient can demonstrate that such information was previously known to it, its affiliates or advisors free of any obligation to keep it confidential, or was independently developed by the recipient.

     5.6  Records; Personnel.  For a period of seven years from the Closing
Date:

          (a) The Buyer shall not dispose of or destroy any of the Business Records delivered by the Seller (the "Transferred Records") without first offering to turn over possession thereof to the Seller, at the Seller's cost, by written notice to the Seller at least 30 days prior to the proposed date of such disposition or destruction.

          (b) The Buyer shall allow the Seller and its agents reasonable access to all Transferred Records in the Buyer's possession and not in the Seller's possession during normal working hours at the principal place of business of the Business or at any location where any Transferred Records are stored, and the Seller shall have the right, at its own expense, to make copies of any such Transferred Records, to the extent necessary for use by the Seller in connection with tax returns or other governmentally mandated filings or disclosures, financial statement preparation, defense of claims relating to Excluded Liabilities or the determination or performance of the Seller's obligations under this Agreement. Any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Buyer's business. If disclosure of any information contained in the Transferred Records is compelled by legal process, and such information is not publicly available and disclosure thereof would adversely affect the Buyer, the Buyer shall have the right to contest the disclosure of such information (which it shall do promptly upon notice and with reasonable diligence or it shall forfeit such right) and shall indemnify the Seller and its affiliates and hold them harmless against any Losses (as defined in Section 15.3) incurred by any of them by reason of the non-disclosure of such information. If disclosure of any such information is not compelled by legal process the Seller may only disclose information to the extent reasonably necessary and shall use its best efforts to limit any such disclosure (such as by obtaining a protective order) and the Buyer shall first have the opportunity to require the Seller not to disclose such information by agreeing in writing, in form and substance reasonably satisfactory to the Seller, to assume any liability occasioning the Seller's request or otherwise to indemnify the Seller and its affiliates and hold them harmless against any Losses incurred by any of them by reason of such nondisclosure.

          (c) The Buyer shall make reasonably available to the Seller upon written request, and subject to availability (with priority given to the Buyer's requirements) (i) the Buyer's personnel to assist the Seller in locating and obtaining any Transferred Records, and (ii) any of the Buyer's personnel whose assistance or participation is reasonably required by the Seller or any of its affiliates for the purposes described in Section 5.6(b) for which the Buyer's assistance is reasonably necessary. In addition, the Buyer shall otherwise cooperate with any reasonable request of the Seller in connection with the performance, defense or discharge of the Excluded Liabilities. The Seller shall reimburse the Buyer for the out-of-pocket expenses incurred by it in performing the covenants contained in this Section 5.6(c), and the Seller shall reimburse the Buyer for the value of the time spent by such personnel in compliance with such clause
     (ii) of the first sentence of this Section 5.6(c) or the second sentence of this Section 5.6(c) in the amount of the compensation expenses recorded by Buyer, calculated fairly for the time spent by such personnel.

6.   PRECLOSING COVENANTS OF THE SELLER

     6.1  Conduct of Business Pending the Closing.

          (a) The parties have agreed that the assets created in the course of operation of the Business during the Interim Period would be transferred to the Buyer as part of the Purchase Price, and that liabilities of the Seller created during the Interim Period in accordance with the provisions of this Section would be assumed by the Buyer as part of the Assumed Liabilities if the Buyer purchased the Purchased Assets as of the Effective Date. This Agreement supersedes any prior understanding of the parties with respect to Interim Period operation of the Business and the assets and liabilities created thereby.

          (b) During the Interim Period, the Seller:

             (i) shall not engage in any activities or transactions which shall be outside the ordinary course of its Business operations as conducted prior to the Effective Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld;

             (ii) shall not increase the salaries or wages of any of its employees, or pay bonuses to any of its employees;

             (iii) shall not make any intracompany transfer or payment out of Business revenue or Business assets for goods purchased or services rendered except at prices not in excess of arms' length value and otherwise consistent with past practice;

             (iv) will use its reasonable best efforts (which shall not include the payment of any additional funds outside the normal course) to preserve the existing licenses, franchises, rights and privileges pertinent to the Business;

             (v) will use its reasonable best efforts (which shall not include the payment of any additional funds outside the normal course) to preserve the organization relating to the Business intact and to preserve the goodwill of employees, contractors, customers, suppliers and others having business relations relating to Plant products or operations, including the continuation of the Seller's usual and customary purchasing, billing and collection procedures;

             (vi) will maintain in all material respects the Equipment, Vehicles, Rolling Stock, Improvements, Clark Tanks, Furnishings and Fixtures in the same working order and condition as at the Effective Date (reasonable wear and tear excepted), and will perform in all material respects all scheduled or regular maintenance or necessary repair;

             (vii) will keep in force all current coverages under existing insurance policies covering Purchased Assets and Business operations (including all Workers' Compensation insurance);

             (viii) will not take any action or permit any action to be taken that would adversely affect the Purchased Assets or the Business (as a separate going concern) or would materially impair the ability of the Seller to consummate the proposed sale;

             (ix) will not transfer any Purchased Asset to any lender of the Seller;

             (x) will apply payments received from customers (or other payments of receivables) to the invoice or charge specified in connection with the payment (if none is specified, payments will be applied to invoices or other amounts owed on the basis of age, with oldest paid first, so that payments will first satisfy accounts receivable arising before the Effective Date);

             (xi) will not without the Buyer's written consent enter into any contract, commitment or other transaction to be assumed by the Buyer that will not be terminable by the Buyer on not more than 30 days' notice, without a penalty or other compensation payable by the Buyer; and

             (xii) will not without the prior written consent of the Buyer, which consent shall not be unreasonably withheld: (1) subject to a Lien any of the Purchased Assets (other than (A) Liens for current year property taxes not yet payable and (B) the continuing Liens of secured creditors referred to in Section 3.20); (2) transfer any of the Effective Date Assets or Additional Assets except Inventory in the ordinary course of business; (3) amend or cancel any material Contract, or any Easement or Lease, (4) amend or fail to comply with any provision of the Union Contract; (4) move or relocate any of the Purchased Assets from their present location(s); or (5) agree to do any of the foregoing.

     6.2 Preparation of Exhibits and Schedules. No later than 5 days before the Closing Date, the Seller may prepare, sign and deliver to the Buyer amendments to the Exhibits specified of this Agreement. On the Closing Date, prior to the Closing, the Seller may sign and deliver to the Buyer further amendments to such Exhibits, but such amendments may only contain additional disclosures that (i) pertain to occurrences since the first amendment date specified above or (ii) pertain to occurrences or facts existing prior to the first amendment date but of which the Seller, following reasonable inquiry after the execution of this Agreement, was not aware on such amendment date.

     6.3 Notice of Certain Adverse Changes, Defaults or Claims. The Seller shall give prompt notice to the Buyer of any material adverse change to the Business or the Purchased Assets and any Seller's Required Contract Consent arising after the date hereof, any material notice of default received by the Seller subsequent to the date of this Agreement and prior to the Closing Date under any instrument or agreement to which the Seller is a party or by which any of its properties are bound affecting this Agreement, the Purchased Assets or Assumed Liabilities, or of the assertion of any material claim which, if upheld, would render materially inaccurate any representation of the Seller herein.

     6.4 Implementation of Representations and Warranties. The Seller shall use reasonable efforts to render accurate as of the Closing Date its representations and warranties contained in this Agreement, and shall refrain from taking any action which would render materially inaccurate as of the Closing Date any of such representations or warranties (except for Exhibit amendments contemplated to reflect operations during the Interim Period).

     6.5 Third Party Consents. The Seller shall use reasonable efforts to (not to include the expenditure of money other than the fees of Seller's advisors) obtain the Seller's Required Government Consents and any Seller's Required Contract Consents, and to assist the Buyer in obtaining the Buyer's Required Governmental Consents and to acquire any Permit necessary for the Buyer's operation of the Business.

     6.6 Assistance in Transferring Assets and Business. The Seller shall use its best efforts to assist the Buyer in planning for and accomplishing the orderly transition and transfer of the Purchased Assets to the Buyer as provided herein.

     6.7 Survey and Title Commitment. As soon as reasonably possible after the execution of this Agreement, Seller will provide the Survey (as defined in Section 10.9) and the title insurance commitment (referred to in Section 10.10), at Seller's expense.

     6.8 Certain Tax Notices. The Seller will cooperate with Buyer as reasonably requested in connection with any post-sale notices required to be filed with governmental authorities.

7.   PRECLOSING COVENANTS OF THE BUYER

     7.1 Implementation of Representations and Warranties. The Buyer shall use reasonable efforts to render accurate as of the Closing Date its representations and warranties contained in this Agreement, and shall refrain from taking any action which would render materially inaccurate as of the Closing Date any of such representations or warranties.

     7.2 Third Party Consents. The Buyer shall use all reasonable efforts to obtain the Buyer's Required Government Consents and its Required Contract Consents, to acquire any Permit necessary for the Buyer's operation of the Business, and to assist the Seller in obtaining the Seller's Required Governmental Consents and its Required Contract Consents.

8.   AGREEMENTS REGARDING PLANT EMPLOYEES

     8.1 Employment Offers. Prior to the Closing Date, the Buyer will make offers of employment (to be effective as of the Closing) to all Plant Employees on no less favorable terms and conditions as those provided to the Plant Employees by the Seller prior to Closing, which terms and conditions have been disclosed to the Buyer. The Seller will use its best efforts to encourage such employees to accept the Buyer's offer of employment. This obligation does not require Buyer to continue such terms and conditions for any specific term after the Closing (except as provided by the Union Contract). Buyer shall be free to act with respect to Plant Employees hired by Buyer, but any liability relating thereto shall be Buyer's. All obligations of the Seller to such employees accrued through the Closing, including obligations for salary, sales commissions, payroll taxes, fringe benefits, and severance pay (for Plant Employees not accepting the Buyer's offer of employment or for any Plant Employee accepting Buyer's offer of employment but who makes a claim for severance pay under Seller's plan with respect to service with the Seller on or prior to the Closing Date), but excluding accrued vacation leave, sick leave or other leave, are the sole obligations of the Seller, to be finally determined and settled by the Seller as of the Closing Date. Vacation, sick leave or other leave accrued for the employment period with Seller prior to the Closing Date, shall be effectively recognized in the employment terms offered by the Buyer, and Seller shall not be obligated to reimburse Buyer for the assumption of such liability and no adjustment to the Purchase Price shall be made in connection therewith. With the exception of the Union Contract which will be assumed by the Buyer, all employment arrangements between the Buyer and the Plant Employees hired by the Buyer will be negotiated directly between such employees and the Buyer. All obligations to any employees of the Seller not accepting the Buyer's offer of employment in accordance with this Section 8.1 shall remain the responsibility of the Seller. The Seller shall be responsible for terminating the employment of its employees who do not resign in connection with their acceptance of employment by the Buyer (to the extent termination is required in such circumstance) and for giving any notice of termination. In the case of Union employees, the Seller and Buyer will issue a joint notice of assignment and assumption of the Union Contract. The Seller shall be responsible for the collection of premiums and all related costs of benefits offered by Seller under the continuation of benefits provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for all Plant Employees and their dependents not kept in the continuous employ of the Seller following Closing. "Transferred Employees" shall mean the Plant Employees who, on or immediately after the Closing Date, become employees of Buyer.

     8.2 Redundancy. Prior to the Closing, the Buyer and Seller will agree upon a list of the Plant Employees whom the Buyer and Seller, acting reasonably, determine are potentially redundant, if any. As to any such employee that Buyer and Seller agree is potentially redundant and whose employment is terminated by the Buyer within six months of the Closing Date due to actual redundancy, as asserted by the Buyer in good faith acting reasonably, the Seller will reimburse the Buyer on request for the severance costs associated with the termination of employment of all such persons as determined in accordance with Seller's termination guidelines.

     8.3 Special Arrangement. The Buyer is not obligated to assume any obligation of the Seller under the Seller's employment agreement with Wilfred F. Kimball, which agreement will be terminated by the Seller in connection with the Closing.

     8.4 Assumption of Hourly Plan. Effective as of the Closing Date, Buyer and Seller shall execute an Amendment and Continuation Agreement satisfactory to Buyer and Seller, which provides for the continuation of the Hourly Plan and the trust established thereunder by Buyer as of the Closing Date, such that, as of the Closing Date, Buyer shall be substituted for Seller for all purposes therein. Under the Hourly Plan, Buyer shall give credit to Transferred Employees who are participants in such plan or who are members of the class of employees covered by such plan for their period or periods of employment with Seller prior to the Closing Date for purposes of eligibility to participate and vesting. Buyer shall be responsible for the preparation and filing of all Forms 5500 (and applicable attachments) that are due at any time after the Closing Date. Seller shall promptly after the Closing Date transfer to Buyer all participant records in Seller's possession with respect to the Hourly Plan and any information necessary to determine benefits thereunder, or any information needed to complete the first Forms 5500 due on or after the Closing Date.

     8.5  Buyer's Employee Benefit Plans.  Except for the period described in
Section 8.8 hereof, Buyer agrees to cover (or cause to be covered) each Transferred Employee effective as of and from the Closing Date under new or existing employee benefit plans of Buyer ("Buyer's Plans") that provide benefits comparable in the aggregate to the benefits provided to the Transferred Employees under the Employee Benefit Plans of Seller; provided, however, that Buyer's Plans covering Transferred Employees whose terms and conditions of employment are governed by the Union Contract shall conform to the requirements of the Union Contract. Except to the extent of any limitation imposed by any insurance contract, Buyer's Plans shall provide that each Transferred Employee's period or periods of employment with Seller prior to the Closing Date under Seller's Employee Benefit Plans shall be credited under Buyer's Plans for purposes of eligibility to participate, vesting, waiting periods, limitations as to pre-existing conditions and other exclusions, if any. Except to the extent of any limitation imposed by any insurance contract, Buyer's Plans which provide health care or similar benefits to or with respect to Transferred Employees shall provide credits toward deductibles, co-payments and other similar payments for amounts paid under the comparable Employee Benefit Plans of Seller by the Transferred Employees in the calendar year in which the Closing Date occurs. Except with respect to the HMO Contract as set forth in Section 8.6 below and for the period described in Section 8.8 below, Seller shall retain liability under its Employee Benefit Plans that are employee welfare benefit plans for all eligible expenses that are incurred with respect to each Transferred Employee (and covered dependents) prior to the Closing Date and Buyer shall be responsible for eligible welfare benefit expenses under Buyer's Plans that are incurred with respect to each Transferred Employee (and covered dependents) on and after the Closing Date. Seller and Seller's Plan shall retain liability for any Transferred Employee (and covered dependent) who is hospitalized on the Closing Date and who remains continuously hospitalized until after the Closing Date.

     8.6 HMO Contract. To the extent permitted by the HMO Contract, effective as of the Closing Date, Buyer and Seller shall execute such documents as are necessary to transfer the HMO Contract to Buyer, such that, effective as of the Closing Date, Buyer shall be substituted for Seller for all purposes under the HMO Contract. Buyer and Seller shall use their best efforts to accomplish the transfer of such HMO Contract effective as of the Closing Date and Buyer shall be responsible for payment of all premiums thereunder with respect to periods commencing on and after the Closing Date.

     8.7 Transfer of Salaried Plan Account Balances. Effective as of and from the Closing Date, Buyer shall cover (or cause to be covered) each Transferred Employee who, as of the Closing Date, is a participant in the Salaried Plan or who is a member of the class of employees covered under such plan, under a Buyer Plan that is intended to meet the requirements of Code Sections 401(a) and 401(k) ("Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall provide that each Transferred Employee's period or periods of employment with Seller prior to the Closing Date under the Salaried Plan shall be credited under Buyer's 401(k) Plan for purposes of eligibility to participate and vesting. As soon as practicable after the Closing Date (but in no event more than 90 days thereafter), Seller shall cause to be transferred from the trust established under the Salaried Plan to the trust established under Buyer's 401(k) Plan assets equal to the value of the total accounts of Transferred Employees under the Salaried Plan who are employed by Buyer as of the date of such asset transfer (which assets to be transferred shall be valued as of the valuation date immediately preceding the date of asset transfer). Buyer and Seller shall each provide (or cause to be provided) 30 days' advance notification of the asset transfer to the Internal Revenue Service, to the extent required by applicable law. The transfer of assets shall be in cash or securities mutually agreed upon by Buyer and Seller. Notwithstanding anything in this Section 8.7 to the contrary, Seller shall not be obligated to transfer any assets from the Salaried Plan to Buyer's 401(k) Plan until Buyer has furnished evidence satisfactory to Seller that Buyer's 401(k) Plan is qualified under Code Section 401(a), that the trust established by Buyer thereunder is tax-exempt under Code Section 501(a) and that all optional forms of benefit under the Salaried Plan required to be preserved pursuant to Code Section 411(d)(6) with respect to the assets to be transferred have been so preserved under Buyer's 401(k) Plan. Seller shall promptly after the

Closing Date transfer to Buyer all participant records in Seller's possession with respect to the account balances transferred to Buyer's 401(k) Plan or any other information necessary to determine the benefits of Transferred Employees. Effective as of the date of asset transfer, Buyer shall be liable, and Seller shall have no liability, with respect to the transferred account balances.

     8.8 Welfare Benefit Continuation. Seller agrees to continue to cover (or cause to continue to be covered) each Transferred Employee (and his or her eligible dependents) under Seller's Employee Benefit Plans that are employee welfare benefit plans for a period after the Closing Date up to and including the earlier of July 31, 1995 or the date as of which such coverage would otherwise end under the terms of such plans (the "Transition Period") as if such Transferred Employees had continued to be employed actively by Seller throughout the Transition Period. Buyer shall reimburse Seller monthly in arrears for the cost for providing such continued coverage with respect to Transferred Employees, it being understood by Buyer and Seller that such cost shall include, without limitation, the pro rata portion of each insurance (including stop-loss insurance) premium, administrative services contract and other actual administrative expense incurred by Seller that is attributable to the Transferred Employees, and, in the case of self-insured benefits, such reimbursement shall include the full amount of claims paid with respect to the Transferred Employees. Buyer shall reimburse Seller within 30 days of the date on which Seller delivers a written invoice to Buyer setting forth the reimbursement due from Buyer for the applicable portion of the Transition Period. Buyer shall notify Seller in writing of (i) the identity of all Transferred Employees whose employment with Buyer terminates during the Transition Period, such notice to include the date and circumstances of such termination and (ii) the identity of all Transferred Employees and their covered dependents, as applicable, who, during the Transition Period, otherwise become "qualified beneficiaries" within the meaning of COBRA, with such notice including the date as of which such individual became, and the circumstances causing such individual to become, a "qualified beneficiary." Buyer and Seller shall reasonably cooperate with each other to provide proper and timely notices of continuation coverage rights under COBRA and applicable state law with respect to individuals who become entitled to receive such notices during the Transition Period. Effective as of and from the Closing Date, except as provided in this Section 8.8 with respect to the Transition Period, Buyer and Buyer's Plans shall be liable, and Seller and its employee benefit plans shall have no liability, with respect to Incidents occurring on and after the Closing Date. For purposes of this Section 8.8, "Incident" includes, without limitation, death, accident, disability, injury, and disease.

9.   CONDITIONS TO SELLER'S OBLIGATIONS

     Each of the obligations of the Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions. The conditions are for the exclusive benefit of the Seller, all or any of which may be waived by the Seller. If any condition is not satisfied on or before the earlier of the Closing Date and the Termination Date, the Seller may terminate this Agreement by notice to the Buyer. Seller's decision to close shall evidence conclusively the satisfaction of all conditions (but shall not be a waiver of any breach of representation, warranty or covenant committed by the Buyer).

     9.1 Representations and Warranties; Performance. The Buyer's representations and warranties contained in this Agreement shall be true (except where failure to be true would not have a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby) on and as of the Closing with the same force and effect as though made on and as of such date. The Buyer shall have complied in all material respects with the covenants and agreements set forth herein to be performed by it on or before the Closing. The Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by a duly authorized officer of Buyer confirming the foregoing.

     9.2 Litigation. No litigation shall be threatened or pending against the Buyer or the Seller before any court or governmental agency that, in the reasonable opinion of counsel for the Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby, and no statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Seller from consummating the transactions contemplated hereby.

     9.3 Consents. All required Seller's Government Consents and Seller's Required Contract Consents shall have been obtained.

     9.4 Hart-Scott-Rodino. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired, and neither the Federal Trade Commission nor the Department of Justice shall have authorized the institution of an investigation or an enforcement proceeding to delay, prohibit or otherwise restrain or delay the transactions contemplated by this Agreement.

     9.5 Opinion of the Buyer's Counsel. Buyer shall have delivered to Seller an opinion of Hunton & Williams, counsel to the Buyer, dated as of the Closing Date, in form and substance acceptable to the Seller (which opinion may rely on the opinion of Schiff, Hardin & Waite as to matters of Illinois law).

10.  CONDITIONS TO BUYER'S OBLIGATIONS

     Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by Buyer) at or prior to the Closing of each of the following conditions. The foregoing conditions are for the exclusive benefit of the Buyer, all or any of which may be waived by the Buyer. If any condition is not satisfied on or before the earlier of the Closing Date and the Termination Date, the Buyer may terminate this Agreement by notice to the Seller without prejudice to any other rights or remedies of the Buyer. The Buyer's decision to close shall evidence conclusively the satisfaction of such conditions but shall not be a waiver of any claim for breach of representation, warranty or covenant committed by the Seller).

     10.1 Representations and Warranties; Performance. Seller's representations and warranties contained in this Agreement, as amended on the Closing Date by the delivery of the amended Exhibits in accordance with Section 6, shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date. The Seller shall have complied in all material respects with the covenants and agreements set forth herein to be performed by it on or before the Closing Date. The Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer of Seller to all such effects.

     10.2 Investigations. The investigation of the Business or the Purchased Assets by Buyer, of the information revealed by the Exhibits hereto, or any other document delivered to Buyer as contemplated by this Agreement, shall not have revealed any fact or circumstance that is unacceptable to the Buyer.

     10.3 Consents; Permits. All Buyer's Required Government Consents shall have been obtained. The Buyer shall have obtained all Permits necessary for its ownership of the Purchased Assets and operation of the Business, or shall be satisfied that any Permit not then obtained will be available to the Buyer without a delay unacceptable to the Buyer. The Buyer shall have received satisfactory evidence of Seller's acquisition of Seller's Required Government Consents.

     10.4 Litigation. No litigation shall be threatened or pending against the Buyer or the Seller before any court or governmental agency that, in the reasonable opinion of counsel for the Buyer, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby and no statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Buyer from consummating the transactions contemplated hereby.

     10.5 No Material Adverse Change; Risk of Loss. From the date of this Agreement until the Closing, no material adverse change (whether or not such change is referred to or described in any supplement to the Exhibits), as to the Purchased Assets, the Assumed Liabilities, or the financial condition, operations, or prospects of the Business shall have occurred. Risk of loss of or damage to the Purchased Assets shall remain with the Seller until completion of the Closing. If any insured loss to the Purchased Assets occurs prior to such time, the Buyer may elect (i) to take the insurance proceeds payable with respect thereto and complete the Closing or (ii) if the loss is incurred or the damage is material, to cancel this Agreement.

     10.6 Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion of McMillan Binch, counsel to Seller, dated as of the Closing Date, in the form and substance acceptable to the Buyer which opinion may rely on the opinion of Kirkland & Ellis as to matters of Illinois law.

     10.7. Employment of Mr. Kimball. The Buyer and Wilfred J. Kimball shall have entered into an agreement reasonably satisfactory to the Buyer providing for the employment of Mr. Kimball by the Buyer.

     10.8 Consents, Estoppels, Lien Releases. The Seller shall have delivered to the Buyer, or the Buyer shall have obtained, consents and estoppel letters in favor of the Buyer and the Buyer's lender satisfactory to the Buyer and the Buyer's lender, from lessors or lessees under the

Leases and from parties to material Contracts as the Buyer might require, and executed releases of all Liens affecting any Purchased Asset other than Permitted Encumbrances.

     10.9 Survey. The Buyer shall have obtained a survey of the Premises and locatable Easements prepared in accordance with ALTA survey standards (as required by the Buyer's proposed lender) showing the boundaries of the Premises, all above ground improvements, locatable Easements and other Permitted Encumbrances located thereon (the "Survey"). The Survey shall show that the real property has frontage on Homan Avenue and 131st Street, that the encroachments, if any, by the Improvements onto adjoining property and the encroachments, if any, by improvements from adjoining property onto the Premises, do not materially adversely affect the use of the Premises or Improvements or interfere with the Business and, in the reasonable opinion of the Buyer, will not prevent the Buyer from obtaining financing thereon. The Survey shall show the location of all locatable Easements and other Permitted Encumbrances burdening or benefiting the Premises and that no such locatable Easements and other Permitted Encumbrances materially adversely affect the use of the Premises or interfere with the Business. The Survey shall also show that the Improvements comply with any applicable setbacks or restrictions of record. The expense of obtaining such survey shall be borne by the Seller.

     10.10 Title Commitment. The Seller shall have delivered to the Buyer, at the Seller's expense, a commitment for a policy of title insurance (ALTA Owner's Policy) insuring the Buyer's fee simple title to the Premises in an amount equal to $21,000,000.00, subject only to Permitted Encumbrances. As of the time of the recordation of the deed to the Premises, the records shall reflect no additional encumbrance affecting the Premises other than those reflected in the title insurance commitment.

     10.11 Financing Condition. Buyer shall have obtained financing, on terms acceptable to Buyer in its discretion, sufficient to allow it to purchase the Purchased Assets and obtain adequate working capital. The Buyer may terminate this Agreement without liability if it determines that acceptable financing will not be obtained or will not be obtained consistent with the need to complete the proposed closing in a timely manner. The Buyer agrees that it will not enter into a commitment to acquire the Texaco El Dorado (Kansas) phenol plant if that would preclude it from obtaining financing for the acquisition of the Purchased Assets and would otherwise provide the Buyer with the ability to refuse to close on the basis that the financing condition was not met. The remedy for breach of this covenant by the Buyer is the termination of the Seller's obligations under this Agreement and the Buyer's reimbursement of the Seller's third-party expenses related to this transaction, including the costs of the Survey and for attorneys' fees and disbursements of outside counsel (Canadian and U.S.) beginning with services provided in connection with the negotiation of the letter of intent referred to in Section 17.9.

     10.12 Hart-Scott-Rodino. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired, and neither the Federal Trade Commission nor the Department of Justice shall have authorized the institution of an investigation or an enforcement proceeding to delay, prohibit or otherwise restrain or delay the transactions contemplated by this Agreement.

11.  CLOSING

     11.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on a date mutually agreed to by the parties or specified by the Buyer on at least five days' notice, provided such date is not later than June 15, 1995 (the time and date of Closing as so determined being herein called the "Closing Date"). The Closing shall be held at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, or at such other place as the parties may agree upon in writing. For the purpose of the final Cash Payment calculation, the Closing shall be deemed to have concluded at 5:00 p.m., Chicago time, the day before the Closing Date.

     11.2 Actions at Closing. At Closing, Buyer and Seller shall take the actions identified in this Section 11, in addition to such other actions as may otherwise be required under this Agreement.

     11.3 Exhibit Amendments. At the Closing, the Seller may deliver amendments to the Exhibits in accordance with Section 6.

     11.4 Instruments of Conveyance and Transfer. Subject to the terms and conditions of this Agreement, at the Closing Date, the Seller shall duly execute and deliver to the Buyer:

          (a) all appropriate bills of sale, a special warranty deed to the owned Premises, transfers, assignments, consents and such other endorsements and instruments of transfer, conveyance and assignment, in form satisfactory to the Buyer's counsel, as shall be effective to vest in the Buyer good title to the Purchased Assets to be transferred, conveyed, assigned and delivered, free and clear of all Liens except the Permitted Encumbrances, and other documents requisite for the transfer of the Purchased Assets to the Buyer;

          (b) duly endorsed titles to each of the Vehicles, along with all odometer certifications or other documents necessary for transfer and re-registration in the name of the Buyer under the laws of the state in which the Vehicle is licensed at the time of Closing;

          (c) an Assignment and Assumption of the Union Contract;

          (d) an Assignment and Assumption of Benefit Plans (including plan asset transfers or sponsorship transfer instructions, where appropriate), by which Buyer shall assume the obligations referred to in Section 2.12(d);

          (e) the certificate of the Chairman of the Board of Seller as to the accuracy and completeness of the Seller's representations and warranties;

          (f) certificates of good standing of Seller as of the most recent practicable date, from the Secretaries of State of Delaware and Illinois;

          (g) certified copies of resolutions of the Board of Directors of the Seller, approving the transactions set forth in this Agreement;

          (h) certified copies of resolutions of the shareholder of Seller approving the transactions set forth in this Agreement;

          (i) a certificate of incumbency for the officers of Seller;

          (j) the opinion of counsel described in Section 10.6;

          (k) physical possession of the Purchased Assets where located, and all keys to the Premises and Vehicles (subject to other arrangements for custody of them by retained Plant Employees);

          (l) evidence that all transfer, excise, sales and use taxes due as of Closing have been paid or provision therefor has been made, in accordance with this Agreement; and

          (m) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Seller by this Agreement, at or prior to the Closing, as the Buyer or its counsel may reasonably require.

     11.5 Payment and Assumption. Subject to the terms and conditions of this Agreement, at the Closing:

          (a) The Buyer shall pay the preliminary Cash Payment to the Seller, in accordance with Section 2.

          (b) The Buyer shall duly execute and deliver to the Seller:

             (i) documents evidencing the Buyer's acceptance of the bills of sale, deeds, transfers, assignments, consents and such other endorsements and instruments of transfer, conveyance and assignment delivered by the Seller pursuant to Section 11.4(a);

             (ii) agreements of assumption reflecting the assumption of the Assumed Liabilities by the Buyer;

             (iii) an Assignment and Assumption of the Union Contract;

             (iv) an the Assignment and Assumption of Benefit Plans;

             (v) the certificate of an authorized officer as to the accuracy and completeness of the Buyer's representations and warranties;

             (vi) the opinion of counsel described in Section 9.5;

             (vii) certified copies of resolutions of the Board of Directors of the Buyer approving the transactions set forth in this Agreement;

             (viii) a certificate of incumbency for the officers of the Buyer;
        and

             (ix) certificates of compliance or certificates of good standing of Buyer as of the most recent practicable date, from the Secretaries of State of Delaware and Illinois.

     11.6 Books and Records. All Business Records in the possession or under the control of the Seller, including lists of suppliers and customers of the Business, shall be delivered to and become the property of the Buyer on Closing except to the extent required by law to be retained by the Seller or as otherwise provided in this Agreement, in which case they shall be made available by the Seller to the Buyer and its authorized representatives for inspection and copying during the period of five years following the Closing Date.

     11.7 Other Documents. Each party shall deliver to the other on the Closing Date such other documents, certificates, schedules, agreements and instruments called for by this Agreement at such time.

     11.8 Further Assurances of the Seller. The Seller shall from time to time at the request of the Buyer, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those issued pursuant to Section 11.5 hereof, and take such other actions, as may be reasonably necessary to transfer, convey, assign to and vest in the Buyer, and to put the Buyer in possession of, the Purchased Assets.

     11.9 Further Assurances of the Buyer. The Buyer shall from time to time at the request of Seller and without further consideration, execute and deliver such instruments of assumption in addition to those issued pursuant to Section
11.5 hereof, and take such other actions, as may be reasonably necessary to assume the Assumed Liabilities.

     11.10  State Filings:

          (a) The Seller and the Buyer will cause the preparation, execution and filing of such documentation as is required for compliance with the Illinois Responsible Property Transfer Act, 1988 ("IRPTA") including the Illinois Environmental Disclosure Document for Transfer of Real Property, and Buyer shall obtain any necessary acknowledgement by Buyer's lender. Each of Buyer and Seller warrants that the information it provides for such certificates will be true. Pursuant to Section 4(b) of the IRPTA, Buyer and Seller shall waive the time period for delivery and agree to cooperate to ensure filing as required under this Section 11.10.

          (b) The Seller and Buyer will execute and deliver, and the Buyer shall record:

             (i) the Real Estate Transfer Declaration required by the Illinois Department of Revenue under the Illinois Real Estate Transfer Tax Act;

             (ii) the Real Estate Transfer Declaration required for recordation of the Deed to real property purchased by Buyer.

12.   ENVIRONMENTAL MATTERS

     12.1  Definitions.

          (a) "Accepted Environmental Conditions" means any and all conditions on, in, at or under the Premises, including the presence and concentrations of Hazardous Materials in the soil and groundwater, whether known or unknown, including but not limited to the conditions disclosed in the Environmental Reports (as defined herein).

          (b) "Accepted Remediation Obligations" means all obligations to undertake remediation (or to reimburse an Environmental Authority or other party for the cost of remediation) of the Premises (whether soil, surface water, groundwater or other components) under any Environmental Law that is required by any Environmental Authority or remediation of the Premises required under any final order or judgment in an action by a third party against the Buyer or the Seller due to the Accepted Environmental Conditions. Such obligations include all related expenses and the amount of any civil penalty or fine, court costs and attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Administrative Notice or of any claim or any Proceeding, or other charge imposed by any Environmental Authority (i) related to the foregoing, or (ii) arising out of or related to Buyer's operations after the Closing Date. Accepted Remediation Obligations will extend to land, groundwater or surface water adjacent to the Premises only to the extent encompassed in the remediation required by such Environmental Authority, or required under a final order or judgment in a third party action, and resulting from migration of contaminants from the Premises.

          (c) "Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with any other Person, "control" being determined according to legal principles developed under the Securities Act of 1933, as amended.

          (d) "Buyer Indemnified Environmental Liabilities" means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance, cleanup, remediation, Response or other corrective action in response to any notice, demand or request from an Environmental Authority, including without limitation a notice inviting comment ("Administrative Notice"), the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Administrative Notice or of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that have been or may be asserted against or imposed upon Buyer, any Affiliate of Buyer, or any property used in the Business at any time before the Closing, that is not within the scope of the Accepted Remediation Obligations and results from the following:

             (i) failure of Seller to comply at any time before the Closing with all Environmental Laws;

             (ii) a disposal at any time before the Closing of any Hazardous Waste at, on, in, under or in any way affecting any site or facility adjacent to the Premises, and the cost of any permitting, financial assurance, closure and post-closure requirements, fines, penalties or other assessments imposed by any Environmental Authority with respect to any cumene catalyst charge disposed of on the Premises by Seller, including the removal and disposal of such catalyst by Seller but not including any remediation of the Premises otherwise within the description of Accepted Remediation Obligations;

             (iii) fines or penalties for failure to register or otherwise report the presence at any time before the Closing of underground storage tanks, as defined in RCRA or in any applicable Environmental Law, on, in, at, or under the Premises for which the Buyer is held liable;

             (iv) off-site disposal of Hazardous Materials or Hazardous Waste by the Seller;

             (v) violations of terms and conditions of environmental Permits issued to Seller that directly result in any claim or proceeding being brought against Buyer;

             (vi) any failure of the Seller to perform its obligations under Sections 12.5, 12.6 or 14.1; or

             (vii) any and all claims for injury or damage to persons or property (other than the Purchased Assets) arising out of exposure to Hazardous Materials or Hazardous Waste that (A) occurred on or before the Closing Date or (B) resulted from operations at the Premises on or before the Closing Date.

          (e) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          (f) "Environmental Authority" means any department, agency, or other body or component of any federal, state or local government that exercises any form of jurisdiction or authority under any Environmental Law.

          (g) "Environmental Authorization" means any license, permit, order, approval, consent, notice, registration, filing or other form of permission or action required under, any applicable Environmental Law.

          (h) "Environmental Laws" means all federal, state and local laws (including common or decisional law) and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface, water, ground water, wetlands, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or Hazardous Waste, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or recordkeeping regarding, Hazardous Materials or Hazardous Waste.

          (i) "Environmental Reports" means the reports of investigations or audits of environmental conditions on the Premises prepared by ETA, Inc., in September, 1985 (entitled "Environmental Audit of the Clark Oil & Refining Corporation Chemical Plant"), and by Prairie Environmental Specialists, Inc., in December, 1991 (entitled "Report of Findings -- Phase I Hydrogeologic Site Assessment -- BTL SPECIALTY RESINS, 131st Street Plant, Blue Island, Illinois").

          (j) "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

          (k) "Hazardous Materials" means chemicals, pollutants, contaminants, wastes and toxic substances, including:

             (i) Hazardous substances, as defined in CERCLA or in any Environmental Law;

             (ii) Chemical substances and mixtures, as defined in TSCA or in any Environmental Law;

             (iii) Pesticides, as defined in FIFRA or in any Environmental Law; and

             (iv) Crude oil or fractions thereof, gasoline or any other petroleum product or byproduct.

          (l) 'Hazardous Waste" means solid or hazardous waste, as defined in RCRA or in any Environmental Law.

          (m) "Person" means any government, natural person, corporation, partnership or other legal entity.

          (n) "Proceeding" means any judicial action, suit or proceeding, civil or criminal, any administrative proceeding, formal or informal, including any process following upon an Administrative Notice, any investigation by a governmental authority or entity, including without limitation a grand jury, and any arbitration, mediation or other non-judicial process for dispute resolution.

          (o) "RCRA" means the Resource Conservation and Recovery Act, as amended.

          (p) "Release" means "release" as defined in CERCLA or in any Environmental Law.

          (q) "Response" means "response" as defined in CERCLA or in any Environmental Law.

          (r) "TSCA" means the Toxic Substances Control Act, as amended.

     12.2 Buyer's Agreement Regarding Accepted Environmental Conditions.

     Buyer acknowledges that Seller has provided Environmental Reports pertaining to the Accepted Environmental Conditions, but it is understood the Buyer is purchasing the Premises including Accepted Environmental Conditions based solely upon its own due diligence investigation and not because of or in reliance upon any representation made by Seller or any officer, agent or employee of Seller to Buyer except for the Buyer's reliance on the Seller's representations in Section 12.3. In the event of any inaccuracy or incompleteness of any survey, environmental reports, or other report prepared by a third party, Seller shall not be liable therefor. The Buyer acknowledges that the Seller makes no indemnification and will assume no liability or obligation regarding Accepted Remediation Obligations, which the Buyer agrees to assume and agrees to indemnify Seller with respect to under Section 12.4. The Buyer will not assert against the Seller any claim for, or seek contribution from the Seller with respect to (under CERCLA or other law), the costs of remediation of the Accepted Remediation Obligations or expenses related thereto. Seller acknowledges that Buyer will assume no liability or obligation in connection with any Buyer Indemnified Environmental Liability other than the Accepted Remediation Obligations.

     12.3 Additional Seller Representations.

          (a) The Seller represents and warrants that since November 30, 1994:

             (i) No reportable Release of Hazardous Materials or Hazardous Waste in, at or under the Premises has occurred;

             (ii) The Seller has complied with all applicable Environmental Laws in the conduct of the Business in all material respects; and

             (iii) The Seller has no actual knowledge of any other non-reportable Release of Hazardous Materials or Hazardous Waste occurring at the Premises or any property under a Lease since November 30, 1994 that would reasonably be expected to have a material adverse effect.

          (b) To Seller's knowledge, based on information received by Clark Oil & Refining Corporation, any cumene catalyst previously disposed of by Clark Oil & Refining Corporation at the Premises was removed and disposed of by such corporation off-site.

     12.4 Environmental Indemnifications.

          (a) The Seller shall indemnify and save harmless the Buyer from any Buyer Indemnified Environmental Liability.

          (b) The Buyer shall indemnify and save harmless the Seller from any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown, arising out of or in connection with Buyer's failure to perform the Accepted Remediation Obligations, or from the ownership and operation of the Business or use of the Purchased Assets and the Premises as to matters arising from circumstances or events occurring after the Closing Date. Such indemnification shall extend to the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance, cleanup, remediation, Response or other corrective action in response to any notice, demand or request from an Environmental Authority, including without limitation an Administrative Notice, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Administrative Notice or of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that have been or may be asserted against or imposed upon the Seller or any Affiliate of the Seller.

          (c) The procedures for indemnification under this Section shall be those specified under Section 15 of this Agreement, except that the minimum claims requirement under Section 15.6 will not apply.

     12.5 Resin-related Materials.

          (a) Seller represents and warrants that no resin products have been manufactured in the conduct of the Business since approximately 1990. Seller acknowledges that Buyer does not intend to manufacture resins at the Premises or to purchase any resin products, stocks, or other chemicals, substances, or materials maintained on the Premises for the purpose of, or connected with, manufacturing or testing resin materials. Seller shall remove, or cause to be removed, from the Premises, at its sole expense, all materials, reagents, ingredients, stocks, and any other chemicals maintained on the Premises for, the manufacture or testing of resin materials (collectively, the "Resin Materials"). Further, Seller shall dispose of the Resin Materials in a lawful manner in compliance with Environmental Laws, and shall timely and properly make and maintain all reports required by Environmental Laws regarding such disposal. The Seller shall provide copies of all such reports to Buyer at Buyer's request. The removal of all Resin Materials from the Premises shall be complete prior to the Closing Date.

          (b) In the course of removal of the Resin Materials, the Seller shall use its best efforts to prevent any Release of such Resin Materials to the environment, particularly to the air, soil or water within the Premises. If a Release of Resin Materials occurs, Seller shall timely make any reports required by Environmental Laws, and shall promptly notify Buyer and provide to Buyer copies of all such reports. Further, Seller shall, at its sole expense, promptly undertake the removal from the Premises of all Resin Materials released within the Premises, that occurs in the course of the removal.

          (c) Transfer of the Premises shall be deemed to constitute a representation and warranty by the Seller that all Resin Materials have been removed and disposed of in accordance with this Agreement.

     12.6 AMS Tower.

          (a) For the purpose of this section, the "AMS Tower" is that certain equipment, fixtures, and appurtenances (and any residue chemicals contained therein) located on the Premises, previously used for the manufacture of alpha methyl styrene. Seller shall cause the removal and disposal of the AMS Tower prior to the Closing Date at Seller's expense. Seller shall dispose of the AMS Tower in a lawful manner in compliance with Environmental Laws, and shall timely and properly make and maintain all reports required by Environmental Laws regarding such disposal. The Seller shall provide copies of all such reports to Buyer at Buyer's request.

          (b) In the course of removal of the AMS Tower, the Seller shall use its best efforts to prevent any Release of any Hazardous Materials or Hazardous Waste to the environment, particularly to the air, soil or water within the Premises. If such a Release occurs, Seller shall timely make any reports required by Environmental Laws, and shall promptly notify Buyer and provide to Buyer copies of all such reports. Further, Seller shall, at its sole expense, promptly undertake the removal from the Premises of all such contaminants Released within the Premises, that occurs in the course of the removal.

          (c) Transfer of the Premises shall be deemed to constitute a representation and warranty by the Seller that the AMS Tower has been removed and disposed of in accordance with this Agreement.

13.  AGREEMENT NOT TO COMPETE; POST-CLOSING INSURANCE

     13.1 Agreement Not to Compete. For a period of five years after the Closing Date, the Seller shall not carry on, nor maintain an interest, direct or indirect, in any corporation, firm or other entity which carries on, within the United States of America, the business of producing or selling phenol, acetone or byproducts thereof. However, the Seller may hold and purchase less than a controlling interest in a corporation whose shares are listed for trading on a stock exchange and whose sales of the above-mentioned products represent less than 10% of the sales of such corporation, if the Seller provides the Buyer with a nondisclosure agreement executed by the Seller in which the Seller and its employees agree not to disclose any confidential information relating to the Business to such entity.

     13.2 Post-Closing Liability Insurance. Seller agrees that if Seller continues to maintain after the Closing Date liability coverage for some or all of the risks currently insured against with respect to the Business (so-called "tail coverage"), Seller will attempt to cause its insurer to add Buyer as an additional named insured on such policy, provided the same can be accomplished at no material additional cost to the Seller (or if the Buyer pays the amount of the cost in excess of non-material charges). If the Buyer is added to such policy, the Seller agrees to provide (or cause the insurer to provide) Buyer at least 30 days' prior notice of the cancellation of such policy.

14.  REMOVAL OF PHENOL FORMALDEHYDE REACTOR

     14.1 Removal of Phenol Formaldehyde Reactor. Following the Closing and on or before January 1, 1996, the Seller may remove from the premises the 2,000 gallon phenol formaldehyde reactor and related parts and equipment located in the former resin operations building on the Premises. In doing so, the Seller shall coordinate such activities with the Buyer and shall comply with all rules applicable to Premises invitees and any special requirements reasonably required by the Buyer, including the maintenance of adequate liability insurance. Seller shall provide reasonable notice to the Buyer and shall perform the activities during regular business hours in a manner not to interfere with the Buyer's operations. The Seller shall comply with all applicable laws in the conduct of such activities and shall indemnify and hold the Buyer harmless from any loss, liability or expense arising from such activities. The Seller shall dispose of all debris generated by the removal and shall put the affected area in a "broom clean" condition upon completion.

15. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; GENERAL
    INDEMNIFICATION

     15.1 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive for two years following the Closing Date, except that the representations and warranties of Seller in Section 3.10 shall survive until the expiration of the applicable statute of limitations for recovery of the taxes and other payments referred to therein.

     15.2 General Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its respective successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Buyer Group"), at, and at any time after, the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with a claim by a third party based on any of the following:

          (a) Any breach of any representation or warranty of Seller contained in or made pursuant to this Agreement;

          (b) Any failure by Seller to perform any of its covenants or agreements contained herein;

          (c) Excluded Liabilities;

          (d) Any failure to comply with any "bulk sales" or similar laws relating to notices to creditors.

     15.3 General Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and its successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Seller Group"), at, and at any time after, the Closing, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Seller Group, directly or indirectly, by reason of, resulting from, or arising in connection with a claim by a third party based on any of the following:

          (a) Any breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement;

          (b) Any failure by the Buyer to perform any of its covenants or agreements contained in this Agreement;

          (c) Any Loss under the federal Worker Adjustment and Retraining Act arising our of or relating to actions taken by Buyer after the Closing; and

          (d) Any of the Assumed Liabilities.

     15.4 Notice of Claim. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

     15.5  Defense.

          (a) If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, whichever is entitled to indemnification for such matter), the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense.

          (b) The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of counsel employed by the Claimant shall be at its expense.

          (c) The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (1) imposes any nonmonetary obligation on the Claimant or
     (2) the Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld.

          (d) Regardless of whether the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosection thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

     15.6  Limitations on Indemnification.

     The provisions for indemnity under Sections 15.2(a) and 15.3(a), as the case may be, shall be effective only when the aggregate amount of all Losses for which indemnification is sought from the Seller or the Buyer, under Sections 15.2(a) or 15.3(a), respectively, exceeds $75,000.00 in which case the Claimant shall be entitled to indemnification of the Claimant's Losses in excess thereof. The indemnification obligations of the Seller or the Buyer pursuant to Sections 12,4, 15.2(a) or 15.3(a), as the case may be, shall be effective only until the dollar amount paid by the obligor in respect of the Losses indemnified against under such Sections aggregates to an amount equal to the Cash Payment portion of the purchase price under this Agreement.

     15.7  Remedies.

          (a) With respect to the environmental matters addressed in Section 12, the remedies of that Section shall be exclusive. In furtherance of the foregoing, effective as of the Closing each party will be deemed by this Agreement to waive, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it might have from and after the Closing, against the other party or its officers, directors, employees, agents, representatives and affiliates relating to the environmental matters addressed in Section 12.

          (b) As to all matters not within the scope of Section 15.7(a), the indemnification provisions of this Section 15 shall not be deemed exclusive and shall not prejudice any other rights or remedies, at law or in equity, of any party under this Agreement with respect to any matter relating to the terms, provisions, covenants or conditions of this Agreement or any transaction contemplated hereby except that each party agrees that any action for money damages may not be brought unless and until the claims meet or exceed the claim minimums specified in Section 15.6.

16. TERMINATION AND ABANDONMENT

     16.1 Termination by the Seller. Unless extended by mutual written consent, this Agreement may be terminated by the Seller if (i) the Seller is then in compliance with its obligations under this Agreement and (ii) the Closing has not occurred by June 15, 1995.

     16.2 Termination by the Buyer. This Agreement may be terminated the Buyer at any time if it in good faith determines that any condition to Buyer's obligation to purchase the assets will not or is unlikely to be satisfied by June 15, 1995, provided that the failure of condition did not result from the breach by the Buyer of its obligations under Section 10.11.

     16.3 Mutual Consent. This Agreement may be terminated, and the purchase and sale of the Purchased Assets abandoned, at any time before the Closing Date by mutual consent of the parties.

     16.4 Effect of Termination. Upon any permitted termination pursuant to the provision of this Section, both parties shall be relieved of all further obligations under this Agreement, except for the Buyer's obligations regarding the Seller's confidential information as provided in Section 5 hereof.

17. MISCELLANEOUS PROVISIONS

     17.1 Expenses. Except as otherwise provided herein, the parties shall each pay their own legal and accounting fees and other out-of-pocket expenses incurred incident to the preparation and carrying out of this Agreement and the transactions herein contemplated.

     17.2 Brokers. Each of the Seller and the Buyer represent that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any such transaction. Each party agrees to indemnify and hold the other party harmless against any loss, liability, damage, cost or expense incurred by the other by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

     17.3 Agency. Nothing in this Agreement shall constitute either party as the agent or representative of the other or authorize either party to bind or incur any obligation on behalf of the other, except as expressly stated herein or otherwise authorized in writing.

     17.4 Notices. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and effective when delivered personally or sent by first class mail, postage prepaid, as follows:

        TO THE SELLER:    BTL SPECIALTY RESINS CORP.
                          2112 Sylvan Avenue
                          Toledo, Ohio 43606
                          Attention: Chairman

                          With a copy to:

                          McMillan Binch Barristers & Solicitors
                          South Tower, Suite 3800
                          Royal Bank Plaza
                          200 Bay Street
                          Toronto, Ontario, Canada MSJ 2J7

        TO THE BUYER:     JLM CHEMICALS, INC.
                          3350 West 131st Street
                          Blue Island, Illinois 60406
                          Attention: President

                          With a copy to:

                          JLM INDUSTRIES, INC.
                          8675 Hidden River Parkway
                          Tampa, Florida 33637
                          Attention: General Counsel

or to such other addresses or other persons as may be designated in writing by either of the parties, by notice given as aforesaid.

     17.5 Headings. The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     17.6 Counterparts. This Agreement may be executed in one or more counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

     17.7 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     17.8 Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

     17.9 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersede all prior and contemporaneous negotiations, agreements, representations, and understandings of the parties, including, the terms of a letter of intent, dated March 15, 1995. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

     17.10 Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to its respective obligations to be satisfied and to transfer the Purchased Assets and assume the Assumed Liabilities.

     17.11 Applicable Law. This Agreement shall be governed by the laws of Illinois, without reference to choice of law principles.

     17.12 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

     17.13 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

          (b) All references herein to particular articles, sections or subsections, subsections or clauses are references to articles, sections, subsections or clauses of this Agreement.

          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

          (e) As used in this Agreement, "including" is illustrative and not exclusive.

     17.14 Disclosure. No disclosure with respect to the provisions of this Agreement shall be made to suppliers or customers of the Business prior to the closing without the mutual consent of the parties, except (i) as required by law, (ii) in connection with a third party consent necessary for the consummation, (iii) to the Union, or (iv) to each party's agents and advisors and the Buyer's prospective lender and their representatives and the Seller's lenders and their representatives. After the Closing, the Seller shall not disclose the amount of the Cash Payment except as required by law or with the written consent of the Buyer. The parties will agree on the text of a press release to be issued upon Closing.

     WITNESS the due execution of this Agreement by the parties as of the date first set forth above.

   BTL SPECIALTY RESINS CORP.             JLM CHEMICALS, INC.

   By:                                   By:
       -------------------------------       -----------------------------------

   Title:                                Title:
          ----------------------------            ------------------------------

                               Amendment No. 1
                         to Asset Purchase Agreement



        This Amendment No. 1 to the Asset Purchase Agreement dated June 8, 1995, between BTL Specialty Resins Corp. ("BTL"), and JLM Chemicals, Inc. ("JLM") (the "Purchase Agreement"), is made as of the date of the Purchase Agreement. Capitalized terms that are defined in the Purchase Agreement and not otherwise defined herein are used with the meanings ascribed to them in the Purchase Agreement.

        In the Purchase Agreement, JLM has agreed, subject to the Purchase Agreement, to assume the obligations of BTL to the extent the obligations arise from the conduct of the Business during the Interim Period or thereafter.

        BTL is party to three contracts assigned to JLM under the Purchase Agreement that by their terms required the consent of the other party in order for BTL to assign the contracts to JLM. The contracts are:

        (i) The Car Service Agreement dated June 28, 1986, including all Riders to such Agreement, and as amended to the date hereof between BTL and Union Tank Car Company
        ("UTC") (the "UTC Agreements"); and

        (ii) (1) The Engineering Agreement dated June 6, 1990, between BTL and UOP, (2) the Engineering Design Services
        Q-Max Process Unit Agreement, dated November 21, 1994, between BTL and UOP, (3) the Catalytic Condensation Process License Agreement dated October 1, 1986, between BTL and
        UOP, (v) the Q-Max Process License Agreement dated November 21, 1994, between BTL and UOP, and (5) the Service Agreement dated January 1, 1988 between BTL and UOP, each as modified or amended prior to the date of this consent (the "UOP Agreements"); and

        (iii) (1) The License Agreement dated February 21, 1963, as amended (including by amendments dated August 22, 1966 and October 31, 1968) and (2) the Supplemental License Agreement having an effective date of June 1, 1978 (as it might have been amended subsequently) between BTL and Allied Signal Inc. ("Allied"), as modified or amended prior to the date hereof, which agreements relate to the license of Allied's process technology, and related patent and patent applications, for the production of phenol and acetone from cumene, as modified or amended prior to the date hereof (the Allied Agreements").

                As a condition to the granting of their consents, UTC, UOP and Allied have required JLM to assume all obligations (whether relating to events prior or subsequent to the Effective Date). JLM has required, as a condition to assuming the pre-Effective Date obligations, that the Purchase Agreement be amended to assure that BTL indemnifies JLM against any obligations assumed by JLM pursuant to the Consents that are not Assumed Liabilities.

                In consideration of JLM's assumption of obligations pursuant to the Consents, the parties agree as set forth herein:

                1. Section 15.2 of the Purchase Agreement shall be amended to delete the period at the end of subsection (d) and replace it with a semicolon, and by adding a new subsection (e) to provide in full as follows:

                        "(e)  any matters arising under (i) the UTC
                        Agreement or (ii) the UOP Agreements or (iii) the Allied Agreements pertaining to periods prior to the Effective Date."

                2. The provisions of Section 15.6 regarding Minimum Loss requirements for indemnification claims against BTL and a limit on BTL's obligation to indemnify shall not apply to Losses arising under Section 15.2(e).

                IN WITNESS WHEREOF, the parties have executed this Amendment as of the date of the Purchase Agreement

                                        BTL Specialty Resins Corp.



                                        By  /s/
                                          -----------------------------
                                          Its Chairman
                                             --------------------------


                                        JLM Chemicals, Inc.


                                        By /s/
                                          -----------------------------
                                          Its President